As filed with the Securities and Exchange Commission on January ___, 2006

                                               Commission File No. 333-119075

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                 Post-Effective
                                 Amendment No. 1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                             ENERGAS RESOURCES, INC.
                           ---------------------------
               (Exact name of registrant as specified in charter)

       Delaware                          1311                  73-1620724
  ----------------               -------------------        ----------------
(State or other jurisdiction    (Primary Standard Classi-    (IRS Employer
     of incorporation)             fication Code Number)       I.D. Number)

                            800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752
              -----------------------------------------------------
          (Address and telephone number of principal executive offices)

                            800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752
             -------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                                   George Shaw
                            800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752
               --------------------------------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box    [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of each                        Proposed      Proposed
  Class of                           Maximum       Maximum
  Security            Securities     Offering      Aggregate      Amount of
   to be               to be        Price Per     Offering      Registration
 Registered          Registered     Share (1)       Price            Fee
------------         ----------     ----------    ---------     ------------

Common stock (2)      11,780,000       $0.50      $5,890,000          $747
------------------------------------------------------------------------------

(1)  Offering price computed in accordance with Rule 457(c).

(2)  Shares of common stock to be offered by selling shareholders.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any adjustment in the number of securities issuable by reason of the options or warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ENERGAS RESOURCES, INC.

                                  Common Stock

         By means of this prospectus a number of shareholders of Energas Resources, Inc. are offering to sell shares of common stock which they own or which they may at a later date acquire upon the exercise of warrants or the conversion of promissory notes.

      Energas will not receive any proceeds from the sale of the common stock by the selling stockholders. Energas will pay for the expenses of this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by
prospective  investors,   see  "Risk  Factors"  beginning  on  page  5  of  this
prospectus.

      Energas' common stock is quoted on the OTC Bulletin Board under the symbol "EGSR." On January 30, 2006 the closing bid price for one share of Energas' common stock was $0.__.
















                 The date of this prospectus is January __, 2006

                               PROSPECTUS SUMMARY

      Energas is involved in the exploration and development of oil and gas. Energas' activities are primarily dependent upon available financial resources to fund the costs of drilling and completing wells.

     Energas' corporate offices are located at 800 Northeast 63rd Street, Third Floor, Oklahoma City, Oklahoma 73105 and its telephone number is (405) 879-1752. Energas' web site is www.energasresources.com.

      See the "Glossary" section of this prospectus for the definitions of words and phrases which are unique to the oil and gas industry.

The Offering

      By means of this prospectus a number of shareholders of Energas are offering to sell shares of common stock which they own or which they may at a later date acquire upon the exercise of options or warrants. In this prospectus Energas refers to these persons as the selling shareholders.

      As of January 31, 2006, Energas had 56,487,966 outstanding shares of common stock, which includes shares offered by this prospectus. The number of outstanding shares does not give effect to shares which may be issued pursuant to the exercise and/or conversion of options, warrants and convertible notes previously issued by Energas. See "Comparative Share Data".

      Energas will not receive any proceeds from the sale of the shares by the selling shareholders.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

      OTC Bulletin Board Symbol:   EGSR

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Balance Sheets                         January 31, 2005     October 31, 2005
--------------                         ----------------     ----------------
                                                               (Unaudited)

Current Assets                       $     498,676        $     557,522
Total Assets                             5,078,991            6,338,993
Current Liabilities                        717,209            1,159,734
Total Liabilities                        1,278,435            1,442,341
Working Capital (deficit)                 (218,533)            (602,212)
Stockholders' Equity (deficit)           3,800,556            4,896,652

Statements of Operations
                                               Year Ended      Nine Months Ended
                                             January 31, 2005  October 31, 2005
                                             ----------------  -----------------
                                                                  (Unaudited)

Oil and gas sales                               $   653,475      $   884,408
Pipeline revenue                                     15,015           10,165
Operating, general and administrative expenses   (1,751,062)      (1,492,882)
Other income (expenses)                             (81,603)         (20,278)
                                                ------------     ------------
Net Loss                                        $(1,164,175)     $  (618,587)
                                                ============     ============

Forward Looking Statements

      This Prospectus contains various forward-looking statements that are based on Energas' beliefs as assumptions made by and information currently available to Energas. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered by this prospectus are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Energas.

Energas has a history of losses and may never be profitable. Energas has never
-----------------------------------------------------------
earned a profit. As of October 31, 2005 Energas' accumulated deficit was approximately $(11,832,865). Energas expects to incur additional losses during the foreseeable future. No assurance can be given that Energas will ever earn a profit.

If Energas cannot obtain additional capital, Energas may have to delay or
--------------------------------------------------------------------------------
postpone exploration and development and activities. Energas needs additional
---------------------------------------------------
capital to fund its operating losses and to find additional oil and gas reserves. However, this offering is being made on behalf of a number of shareholders of Energas and as a result Energas will not receive any proceeds from the sale of the shares offered by the selling shareholders. The failure of Energas to obtain additional capital on terms acceptable to it, or at all, may significantly restrict Energas' proposed operations. There can be no assurance that Energas will be able to obtain the funding which it requires.

Oil and gas exploration is not an exact science, and involves a high degree of
--------------------------------------------------------------------------------
risk. The primary risk lies in the drilling of dry holes or drilling and
-----
completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

      Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

      Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay Energas' investment in the well.

The acquisition, exploration and development of oil and gas properties, and the
--------------------------------------------------------------------------------
production and sale of oil and gas are subject to many factors which are outside
--------------------------------------------------------------------------------
Energas' control. These factors include, among others, general economic
----------------
conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

Buyers of Energas' gas, if any, may refuse to purchase gas from Energas in the
--------------------------------------------------------------------------------
event of oversupply. Hence, even if wells which may be drilled by Energas are
-------------------
productive, the quantities of gas that Energas may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Interests that Energas will acquire in oil and gas properties may be subject to
--------------------------------------------------------------------------------
royalty and overriding royalty interests, liens incident to operating
--------------------------------------------------------------------------------
agreements, liens for current taxes and other burdens and encumbrances,
--------------------------------------------------------------------------------
easements and other restrictions, any of which may subject Energas to future
--------------------------------------------------------------------------------
undetermined expenses. Energas does not intend to purchase title insurance,
----------------------
title memos, or title certificates for any leasehold interests it will acquire. It is possible that at some point Energas will have to undertake title work involving substantial costs. In addition, it is possible that Energas may suffer title failures resulting in significant losses to Energas.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or
--------------------------------------------------------------------------------
unexpected formations, pressures or other conditions which could result in
--------------------------------------------------------------------------------
substantial losses or liabilities to third parties. Although Energas intends to
---------------------------------------------------
acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), Energas may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of company funds or property.

Energas' operations are dependent upon the continued services of its officers.
--------------------------------------------------------------------------------
The loss of any of these officers, whether as a result of death, disability or
--------------------------------------------------------------------------------
otherwise, may have a material adverse effect upon the business of Energas.
----------------------------------------------------------------------------

Energas' operations will be affected from time to time and in varying degrees by
--------------------------------------------------------------------------------
political developments and Federal and state laws and regulations regarding the
--------------------------------------------------------------------------------
development, production and sale of crude oil and natural gas. These regulations
--------------------------------------------------------------
require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to Energas and may delay or otherwise adversely affect Energas' proposed operations.

   From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond the control of Energas or the oil and gas industry.

Energas' activities are subject to existing federal and state laws and
--------------------------------------------------------------------------------
regulations governing environmental quality and pollution control. Compliance
-----------------------------------------------------------------
with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect the earnings of Energas. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on Energas' operations in the future although compliance may necessitate significant capital outlays, materially affect Energas' earning power or cause material changes in its intended business. In addition, Energas may be exposed to potential liability for pollution and other damages.

Shares issuable upon the exercise of options and warrants, or as a result of
--------------------------------------------------------------------------------
sales made in connection with the equity line of credit may substantially
--------------------------------------------------------------------------------
increase the number of shares available for sale in the public market and may
--------------------------------------------------------------------------------
depress the price of Energas' common stock. As of January 4, 2006, Energas had
------------------------------------------
56,487,966 outstanding shares of common stock. As of this same date, there were outstanding options and warrants which would allow the holders of these securities to acquire 3,524,286 additional shares of Energas' common stock.

Energas may also issue additional shares for various reasons and may grant stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

      Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of Energas' common stock without assuming the risks of ownership. Holders of the options and warrants may exercise these securities at a time when Energas could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares of Energas' common stock. The sale of the shares of common stock issuable upon the exercise of the options and warrants could cause a decline in the market price of Energas' common stock.

      In addition, an unknown number of shares of common stock are issuable under an equity line of credit arrangement with Dutchess Private Equities. As Energas sells shares of its common stock to Dutchess Private Equities under the equity line of credit, and Dutchess Private Equities sells the common stock to third parties, the price of Energas' common stock may decrease due to the additional shares in the market. If Energas decides to draw down on the equity line of credit as the price of its common stock decreases, Energas may be required to issue more shares of its common stock for any given dollar amount invested by Dutchess Private Equities, subject to a minimum selling price. The more shares that are issued under the equity line of credit, the more Energas's then outstanding shares will be diluted and the more Energas' stock price may decrease.

      The issuance or even the potential issuance of shares in connection with any financing, upon the exercise of warrants or options, or in accordance with the equity line of credit, will have a dilutive impact on other stockholders and could have a negative effect on the market price of Energas' common stock. Any decline in the price of Energas' common stock may encourage short sales, which could place further downward pressure on the price of Energas' common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale.

There is, at present, only a limited market for Energas' common stock and there
--------------------------------------------------------------------------------
is no assurance that this market will continue. Energas' common stock is traded
----------------------------------------------
on the OTC Bulletin Board. Trades of Energas' common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Energas' common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of January 31, 2006, Energas had 56,487,966 outstanding shares of common stock. The number of outstanding shares at January 31, 2006 excludes shares which may be issued upon the exercise of options or warrants issued by Energas.

      The issuance of additional shares and the eligibility of issued shares for resale will dilute Energas' common stock and may lower the price of Energas' common stock. Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of Erergas' common stock. Net tangible book value is calculated by dividing Energas' total assets, less intangible assets and liabilities, by the outstanding shares of Energas' common stock. The actual dilution to investors in this offering will depend on the price which they pay for the shares.

                                                       Number of        Note
                                                         Shares       Reference
                                                       ---------      ---------
Shares offered by this prospectus by the selling shareholders:

   Shares owned by selling shareholders:               7,190,000        A

   Shares issuable upon exercise of warrants:          2,810,000        A


Other Shares Which May Be Issued

      The following table lists additional shares of Energas' common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                        Number of        Note
                                                         Shares       Reference
                                                        ---------     ---------

   Shares issuable upon exercise of warrants             714,286          B

   Shares issuable pursuant to Equity Line of Credit     Unknown          C

A. During the six months ended June 30, 2004, Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitle the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days. As of January 31, 2006, 2,190,000 warrants had been exercised.

B. In September 2005 Energas sold 714,286 shares of common stock and 714,286 warrants to one private investor for $200,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on September 30, 2007. As of January 31, 2006 none of the warrants had been exercised.

C. On September 20, 2004, Energas entered into an equity line of credit agreement with Dutchess Private Equities Fund II, L.P. in order to provide a source of funding for Energas. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility. The number of shares of common stock which will ultimately be issued under the equity line of credit agreement between Energas and Dutchess Private Equities is unknown.

      Under the equity line of credit agreement, Dutchess Private Equities has agreed to provide Energas with up to $10,000,000 of funding during a thirty-six month period beginning September 24, 2004. During this period, Energas may request a drawdown under the equity line of credit by selling shares of its common stock to Dutchess Private Equities and Dutchess Private Equities will be obligated to purchase the shares. Energas is under no obligation to request any drawdowns under the equity line of credit.

      Energas may request a drawdown by faxing a drawdown notice to Dutchess Private Equities, stating the amount of the drawdown.

      The amount that Energas can request in any drawdown notice is, at its election, either:

     o up to 200% of the average daily volume of Energas' common stock for the ten trading days prior to the date of the drawdown notice multiplied by the average of the three daily closing bid prices for Energas' common stock immediately preceding the date of the drawdown notice; or

     o    $50,000;

provided that Energas may not request more than $1,000,00 in any single drawdown.

      On the day of the drawdown notice, a pricing period of five trading days will begin. At the end of the pricing period Dutchess Private Equities will purchase from Energas that number of share determined by dividing the lesser of:

     o    the amount set forth in the drawdown notice, or

     o an amount equal to 20% of the total number of Energas' shares traded during the pricing period multiplied by the lowest closing bid price of Energas' common stock during the pricing period



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

by ninety-five percent (95%) of the lowest closing bid price of Energas' common stock during the pricing period.

      However, if any closing bid price of Energas' common stock during the pricing period is less than ninety percent (90%) of the average closing bid price of Energas' common stock during the ten trading days prior to the date of the drawdown notice, Energas may elect, by sending written notice to Dutchess Private Equities, to withdraw the drawdown, in which case no shares will be sold during the pricing period.

      Energas may request drawdowns every seven trading days but only if the shares sold during the prior pricing period have been paid for and issued.

       As of January 31, 2006 Energas had received net proceeds of approximately $479,000 from the sale of 819,733 shares of common stock under the equity line of credit.

      The shares referred to in Note A are being offered for sale by means of this prospectus. See the section of this prospectus entitled "Selling Shareholders" for information concerning the selling shareholders. The shares referred to in Note C have been registered by means of a separate registration statement filed with the Securities and Exchange Commission.

                            MARKET FOR COMMON STOCK.

      Prior to May 7, 2003 Energas' common stock was traded listed on the Toronto Venture Exchange under the symbol EEG. On March 3, 2003 Energas' common stock was listed on the OTC Bulletin Board under the symbol EGSR. The following table sets forth the high and low sale prices of Energas' common stock in U.S. currency during the periods presented as reported by the Toronto Venture Exchange and the NASD. The closing sale prices reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.

                                             Closing Sale Price
                                                 Common Stock
                                             -------------------
            Quarter Ended                    High           Low
                                             ----           ----

            April 30, 2003                   $0.21          $0.05
            July 31, 2003                    $0.46          $0.15
            October 31, 2003                 $0.30          $0.11
            January 31, 2004                 $0.26          $0.15

            April 30, 2004                   $0.52          $0.21
            July 31, 2004                    $0.60          $0.36
            October 31, 2004                 $0.80          $0.48
            January 31, 2005                 $0.77          $0.42

            April 30, 2005                   $0.32          $0.30
            July 31, 2005                    $0.28          $0.27
            October 31, 2005                 $0.40          $0.38

      As of January 31, 2006 there were approximately 1,000 record holders of Energas' common stock.

      The market price of Energas common stock is subject to significant fluctuations in response to, and may be adversely affected by (i) variations in quarterly operating results, (ii) developments in the oil and gas industry generally and more particularly within the geographically and geological areas that Energas owns and operates properties, and (iii) general stock market conditions.

      During the three months ended October 31, 2005 neither Energas, any officer or director of Energas, nor any principal shareholder of Energas, purchased any shares of Energas' common stock either from Energas, from third parties in a private transaction, or as a result of purchases in the open market.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

RESULTS OF OPERATIONS

     The factors that most significantly affect Energas' results of operations are (i) the sale prices of crude oil and natural gas, (ii) the amount of production sales, (iii) the amount of lease operating expenses, and (iv) the level of interest rates on, and amount of, borrowings. Sales of production and level of borrowings are significantly impacted by Energas' ability to maintain or increase its production from existing oil and gas properties through its exploration and development activities. The following table reflects the average prices received by Energas for oil and gas, the average production cost per BOE, and the amount of oil and gas produced for the periods presented:

                                                            Nine Months Ended
                               Year Ended January 31,        October 31, 2005
                             --------------------------     ------------------
Production Data:             2003       2004      2005
                             ----       ----      ----

Production - Oil (Bbls)       403        950      4,008           2,590
Gas (Mcf)                  30,683     55,446    139,650         117,053

Average sales price -
   Oil (Bbls)            $  26.08    $ 28.62    $ 37.52       $   48.63
Gas (Mcf)                $   3.44    $  4.86    $  4.68       $    6.47
Average lease operating
   expense per MCFE      $   0.74    $  2.58    $  1.98       $    2.64

      Prices received by Energas for sales of crude oil and natural gas have fluctuated significantly from period to period. The fluctuations in oil prices during these periods reflect market uncertainty regarding the inability of the Organization of Petroleum Exporting Countries ("OPEC") to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Gas prices received by Energas fluctuate with changes in the spot market price for gas, which reached recent record levels in December 2000 in the United States. This price increase was due to demand in excess of deliverability and higher worldwide energy prices.

      Changes in natural gas and crude oil prices will significantly affect the revenues and cash flow of the wells and the value of the oil and gas properties. Declines in the prices of crude oil and natural gas could have a material adverse effect on the success of Energas operations and activities, recoupment of the costs of acquiring, developing and producing the its wells and profitability. Energas is unable to predict whether the prices of crude oil and natural gas will rise, stabilize or decline in the future.

      Other than the foregoing, Energas does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on Energas' net sales, revenues or expenses.

NINE MONTHS ENDED OCTOBER 31, 2005

      Material changes of certain items in Energas' Statement of Operations for the nine-month period ended October 31, 2005, as compared to the same period last year, are discussed below:

                        Increase (I)
Item                   or Decrease (D)  Reason
----                   ---------------  ------

Oil and Gas Sales             I         Increase in gas prices.

General and Administrative    D         Litigation and stock compensation
Expense                                 expenses resulted in a slight increase
                                        in general and administrative expenses
                                        during  the  current  nine month period.

Depreciation, Depreciation    I        Increase in gas production.
  and Amortization

Settlement Expense            D         One-time expense relating to settlement
                                        of lawsuit with former director and his
                                        affiliates during April 2004.

Interest Expense              D         Conversion of debt into common stock.

YEAR ENDED JANUARY 31, 2005

      Material changes of certain items in Energas' Statement of Operations for the year ended January 31, 2005, as compared to the same period last year, are discussed below:

                        Increase (I)
Item                   or Decrease (D)  Reason
----                   ---------------  -------

Oil and Gas Sales            I          Increase in the price of oil and gas.

Lease Operating Expenses     I          Workover of 22 wells in Kentucky and
                                        increase in gas production.

                        Increase (I)
Item                   or Decrease (D)  Reason
----                   ---------------  ------

Settlement Expense           I          Settlement of lawsuit with former
                                        director and his affiliates. See Note 5
                                        to the financial statements included as
                                        part of this report.

Interest Expense             D          Reduction in interest-bearing
                                        liabilities.


YEAR ENDED JANUARY 31, 2004

   Material changes of certain items in Energas' Statement of Operations for the year ended January 31, 2004, as compared to the same period last year, are discussed below:

                        Increase (I)
Item                   or Decrease (D)  Reason
----                   ---------------  ------

Oil and Gas Sales            I          Increase in gas prices and August 2003
                                        acquisition of gas wells in Kentucky.

Employee Stock Bonus         I          Shares of common stock issued for
                                        services rendered.

Legal and Accounting         I          Legal costs associated with oil and gas
                                        drilling program, acquisition of oil and gas properties in Kentucky and registration statement on Form S-8.

Oil and gas production       I          August 2003 acquisition of gas wells in
                                        Kentucky.

Consulting                   I          Use of three consultants during period
                                        and expense associated with issuance of
                                        stock for past services.

Office and General Expense   I          Lease expense for new office equipment.

Travel and Promotion         I          Expenses relating to geological studies
                                        in Kansas, Wyoming, and the acquisition
                                        of the Kentucky properties.

Interest Expense             I          Interest expense (8.5% per year) related
                                        to $3,000,000 convertible note issued by Company to pay for oil and gas properties in Kentucky.

OIL AND GAS PRICE FLUCTUATIONS

      Fluctuations in crude oil and natural gas prices have significantly affected Energas' operations and the value of its assets. As a result of the instability and volatility of crude oil and natural gas prices and at times the market conditions within the oil and gas industry, financial institutions are selective in the energy lending area and have reduced the percentage of existing reserves that may qualify for the borrowing base to support energy loans.

      Energas' principal source of cash flow is the production and sale of its crude oil and natural gas reserves which are depleting assets. Cash flow from oil and gas production sales depends upon the quantity of production and the price obtained for such production. An increase in prices permits Energas to finance its operations to a greater extent with internally generated funds, may allow Energas to obtain equity financing more easily or on better terms, and lessens the difficulty of attracting financing from industry partners and non-industry investors. However, price increases heighten the competition for Leases and Prospects, increase the costs of exploration and development activities, and, because of potential price declines, increase the risks associated with the purchase of Producing Properties during times that prices are at higher levels.

      A decline in oil and gas prices (i) reduces the cash flow internally generated by Energas which in turn reduces the funds available for servicing debt and exploring for and replacing oil and gas reserves, (ii) increases the difficulty of obtaining equity and debt financing and worsens the terms on which such financing may be obtained, (iii) reduces the number of Leases and Prospects which have reasonable economic terms, (iv) may cause Energas to permit Leases to expire based upon the value of potential oil and gas reserves in relation to the costs of exploration, (v) results in marginally productive oil and gas wells being abandoned as non-commercial, and (vi) increases the difficulty of attracting financing from industry partners and non-industry investors. However, price declines reduce the competition for Leases and Prospects and correspondingly reduce the prices paid for Leases and Prospects. Furthermore, exploration and production costs generally decline, although the decline may not be at the same rate as that of oil and gas prices.

      Energas' results of operations are somewhat seasonal due to seasonal fluctuations in the sales prices for natural gas. Although in recent years crude oil prices have been generally higher in the third and fourth fiscal quarters, these fluctuations are not believed to be seasonal. Natural gas prices have been generally higher in the fourth fiscal quarter.

CAPITAL RESOURCES AND LIQUIDITY

      The following is an explanation of Energas material sources and (uses) of cash during the nine months ended October 31, 2005:

      Cash provided by operations                                      $104,260
      Proceeds from sale of oil and gas properties                       28,535
      Exploration and development of oil and gas properties            (912,280)
      Purchase of equipment                                            (578,209)
      Loans from Energas' President                                     173,468
      Sale of common stock                                              737,933

      Repayment of loans                                                (10,647)
      Loans from unrelated third parties                                337,587
      Decrease in cash during the nine months ended October 31, 2005   (119,353)


      The following is an explanation of Energas' material sources and (uses) of cash during the nine months ended October 31, 2004:

      Cash used in operations                                         $(296,231)
      Proceeds from sale of oil and gas property                        117,440
      Exploration and development of oil and gas properties            (601,400)
      Purchase of equipment                                             (12,563)
      Repayment of loans owed to Energas' President                    (680,716)
      Sale of common stock                                            1,650,000
      Repayment of loans                                               (212,090)
      Decrease in cash during nine months ended October 31, 2004        (35,560)


      Energas' material sources and (uses) of cash during the year ended January 31, 2005 were:

      Cash used in operations                                      $   (359,002)
      Repayment of loans from related parties                        (1,131,010)
      Sale of common stock                                            3,204,014
      Repayment of notes                                               (222,119)
      Loan to employee                                                  (17,086)
      Sale of oil and gas properties                                    318,812
      Purchase of equipment and oil and gas properties               (1,682,892)


      Energas' material sources and (uses) of cash during the year ended January 31, 2004 were:

      Cash used in operations                                       $  (447,805)
      Repayment of loans from shareholder and unrelated third party    (112,550)
      Sale of common stock                                            1,002,878
      Purchase of equipment and oil and gas properties                 (386,597)

      As a result of Energas' continued losses and lack of cash there is substantial doubt as to Energas' ability to continue operations. Energas plans to generate profits by drilling productive oil or gas wells. However, Energas will need to raise the funds required to drill new wells from third parties willing to pay Energas' share of drilling and completing the wells. Energas may also attempt to raise needed capital through the private sale of its securities or by borrowing from third parties. Energas may not be successful in raising the capital needed to drill oil or gas wells. In addition, any future wells which may be drilled by Energas may not be productive of oil or gas. The inability of Energas to generate profits may force Energas to curtail or cease operations.

      As of August 31, 2004, Energas did not have any material capital commitments, other than funding its operating losses and repaying outstanding debt, including the amounts owed under the terms of a settlement agreement, which is more fully described in the section of this prospectus captioned "Legal Proceedings". It is anticipated that any capital commitments that may occur will be financed principally through borrowings from institutional and private lenders (although such additional financing has not been arranged) and the sale of shares of Energas' common stock or other equity securities. However, there can be no assurance that additional capital resources and financings will be available to Energas on a timely basis, or if available, on acceptable terms.

     In August 2003 Energas acquired 31 producing gas wells, a pipeline, compressor stations and approximately 23,000 leased and 8,500 optioned acres from three private corporations for $3,000,000 in convertible notes. In March 2004 Energas paid $100,000, plus interest, on one of the notes and holders of notes in the principal amount of $2,400,000 converted their notes into 4,800,000 shares of Energas' common stock. The remaining note bore interest at 8.5% per year and was due in August 2023. On August 25, 2005 Energas issued 1,250,000 shares of its common stock in full payment of the remaining note which had a principal balance on that date of $479,218.

      Between January 1, 2004 and June 30, 2004 Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days.

      In August 2005 Energas sold 1,200,000 shares of its common stock to four private investors for $300,000.

      In August 2005 George G. Shaw, Energas' President, converted $326,000 which he had loaned to Energas into 1,304,000 shares of Energas' common stock.

      In September 2005 Energas sold 714,286 share of common stock and 714,286 warrants to one private investor for $200,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share.

      In December 2005 Energas sold 578,000 shares of its common stock to five private investors for $306,340.

Contractual Obligations

      Except as shown in the following table, as of January 31, 2005, Energas did not have any material capital commitments, other than funding its operating losses and repaying outstanding debt. It is anticipated that any capital commitments that may occur will be financed principally through borrowings from institutional and private lenders (although such additional financing has not been arranged) and the sale of shares of Energas' common stock or other equity securities. However, there can be no assurance that additional capital resources and financings will be available to Energas on a timely basis, or if available, on acceptable terms.

      Future payments due on the Company's contractual obligations as of January 31, 2005 are as follows:


                              Total        2006    2007-2008   2009-2010   Thereafter

Notes payable             $  485,647   $  11,220    $ 25,320    $29,993    $419,114
Operating leases              31,662      24,000       6,784        878           0
Settlement Agreement (1)     750,000     750,000          --         --          --
                          ----------   ---------    --------    -------    --------

Total                     $1,267,309    $785,220    $ 32,104    $30,871    $419,114
                          ==========   =========    ========    =======    ========



(1) See "Legal Proceedings" for information concerning the terms of this settlement.

                                    BUSINESS

      Energas was incorporated under the laws of British Columbia, Canada on November 2, 1989 and on August 20, 2001 Energas became domesticated and incorporated in Delaware.

      Energas is involved in the exploration and development of oil and gas. Energas' activities are primarily dependent upon available financial resources to fund the costs of drilling and completing wells.

      Energas evaluates undeveloped oil and gas prospects and participates in drilling activities on those prospects which in the opinion of management are favorable for the production of oil or gas. If, through its review, a geographical area indicates geological and economic potential, Energas attempts to acquire Leases or other interests in the area and assemble a Prospect. Energas normally sells portions of its leasehold interests in a Prospect to unrelated third parties, thus sharing risks and rewards of the exploration and development of the Prospect with the joint owners pursuant to an operating agreement. One or more Exploratory Wells may be drilled on a Prospect, and if the results indicate the presence of sufficient oil and gas reserves, additional Development Wells may be drilled on the Prospect. Energas typically seeks potential joint venture partners for development of its Prospects.

     Energas' corporate offices are located at 800 Northeast 63rd Street, Third Floor, Oklahoma City, Oklahoma 73105 and its telephone number is (405) 879-1752. Energas' web site is www.energasresources.com.

PRINCIPAL AREAS OF OPERATION

     Energas principally operates in the Arkoma Basin in Oklahoma, the Powder River Basin in Wyoming and the Appalachian Basin of Eastern Kentucky.

       As of October 31, 2005 Energas had 4 gas wells in the Arkoma Basin which were producing approximately 115 Mcf of gas per day.

-
      Energas' oil and gas production in the Powder River Basin is attributable to 2 wells in Rusty Creek Prospect in Niobrara County, Wyoming. Energas does not intend to drill any additional wells on this prospect. As of October 31, 2005, Energas' 2 wells in the Rusty Creek Prospect were producing approximately 19 barrels of crude oil per day.

      In August 2003 Energas acquired 31 producing wells with a gathering system, compressor stations, plus developed and undeveloped acreage. All of the acquired properties are located in the Appalachian Basin of eastern Kentucky. The Kentucky properties were acquired from three private corporations for $3,000,000 in convertible notes. In March 2004 Energas paid $100,000, plus interest, on one of the notes and holders of notes with a remaining principal amount of $2,400,000 converted their notes into 4,800,000 shares of Energas' common stock. The remaining note bore interest at 8.5% per and was due in August 2023. On August 25, 2005 Energas issued 1,250,000 shares of its common stock in full payment of the remaining note which had a principal balance on that date of $479,218.

      Since August 2003 Energas has completed an additional 39 wells in eastern Kentucky. As of October 31, 2005 Energas' wells in Kentucky were producing approximately 273 Mcf of gas per day.

DRILLING ACTIVITIES AND PROVEN RESERVES

      During the periods indicated, Energas drilled or participated in the drilling of the following wells:

                                      Year
                                  Ended January 31,
                    -----------------------------------------  Nine Months Ended
                        2003           2004           2005     October 31, 2005
                        ----           ----           ----     ----------------
                    Gross   Net    Gross   Net    Gross   Net   Gross      Net
                    -----   ---    -----   ---    -----   ---   -----      ---

Exploratory Wells (1):
  Productive:
   Oil                 --    --       --     --      --      --      --      --
   Gas                 --    --        1   .875       1    .137      --      --
   Nonproductive       --    --        1      1      --      --       3    .511

Development Wells (1):
  Productive:
   Oil                 --    --       --     --       1    .137       1    .137
   Gas                 --    --        6   5.25      27   9.625       5   4.375
  Nonproductive        --    --       --     --      --      --      --      --

Total Wells (1):
  Productive:
   Oil                 --    --       --     --       1    .137       1    .137
   Gas                 --    --        7  6.125      28   9.762       5   4.375
  Nonproductive        --    --        1      1      --      --       3    .511

(1) Each well completed to more than one producing zone is counted as a single well. Energas has royalty interests in certain wells that are not included in this table.

      In May 2003 Energas arranged with a private investor to fund the drilling of two natural gas wells in the Arkoma Basin of eastern Oklahoma. The two wells were drilled in June 2003 and one well was successfully completed as a gas well and the other well was a dryhole. Energas will receive approximately 5% of the production from the productive well, after payment of Energas' share of operating expenses, until the investor is repaid the amounts advanced to drill and complete the wells, which were approximately $490,000. After the amount advanced by the investor has been repaid, Energas will receive approximately 25% of the production from the well after payment of Energas' share of operating expenses

      The following table shows, as of October 31, 2005, by state and basin, Energas' producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

               Productive Wells (1)   Developed Acreage  Undeveloped Acreage (2)
               --------------------   -----------------  -----------------------

               Gross            Net   Gross         Net    Gross           Net
               -----            ---   -----         ---    -----           ---

   Oklahoma       4             1.5      --          --       --             --
   Wyoming        2             .75      80          32    7,085       4,356.07
   Kentucky      70            47.9   1,260       1,134   13,317         11,652
   Kansas         3             .41      --          --       --             --
               ----            ----   -----       -----   ------        -------

   Totals        79            50.6   1,340       1,166   20,402         16,008
               ====            ====   =====       =====   ======        =======

(1) The wells in Oklahoma and Kentucky are gas wells and the wells in Wyoming are oil wells.
(2) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

      The following table shows, as of October 31, 2005 the status of Company's gross developed and undeveloped acreage.

      Gross Acreage           Held by Production     Not Held by Production
      -------------           ------------------     ----------------------

      Oklahoma                         640                      --
      Wyoming                          640                   6,526
      Kentucky                      12,000                   2,457
      Kansas                           480                   3,884

      Acres Held By Production remain in force so long as oil or gas is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the lease acreage. At the time oil or gas is produced from wells drilled on the leased acreage the lease is considered to be Held By Production.

      Energas does not own any Overriding Royalty Interests.

      Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Drilling title opinions are always prepared before commencement of drilling operations; however, as is customary in the industry.

      The following table sets forth Energas' net production of oil and gas, average sales prices and average production costs during the periods presented:

                                  Year Ended January 31,              Nine
                                -----------------------------     Months Ended
Production Data:                2003        2004         2005   October 31, 2005
                                ----        ----         ----   ----------------

   Production -
      Oil (Bbls)                 403         950        4,008        2,590
      Gas (Mcf)               30,683      55,446      139,650      117,053
   Average sales price -
      Oil (Bbls)             $ 26.08     $ 28.62     $  37.52     $  48.63
      Gas (Mcf)              $  3.44 $      4.86     $   4.68     $   6.47
   Average production
       costs per MCFE        $  0.74 $      2.58     $   1.98     $   2.64


      Production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include severance taxes, administrative overhead, maintenance and repair, labor and utilities.

      Energas is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, Energas has not had, nor does it now have, any long-term supply or similar agreement with any government or governmental authority.

      Below are estimates of Energas' net Proved Reserves and the present value of estimated future net revenues from such Reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS No.
69). The standardized measure of discounted future net cash flows is determined by using estimated quantities of Proved Reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is priced at period-end prices, except where fixed and determinable price escalations are provided by contract. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

                                             January 31,
                        -----------------------------------------------------
                             2003                2004               2005
                        ----------------  -----------------  ----------------
                          Oil      Gas      Oil       Gas      Oil       Gas
                        (Bbls)    (Mcf)   (Bbls)     (Mcf)   (Bbls)     (Mcf)
                        ------    -----   ------     -----   ------     ------

Proved reserves          3,761   597,773   73,790  4,394,959  30,398  2,181,471

Estimated future net cash
   flows from proved oil
   and  gas reserves       $2,147,220        $9,063,578        $7,164,199

Present value of future net
  cash flows from proved
  oil and gas reserves, net
  of income tax effect       $891,410        $3,898,061        $4,337,635


      Energas' Proved Reserves include only those amounts which Energas reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of Proved Reserves.

      In general, the volume of production from natural gas and oil properties owned by Energas declines as reserves are depleted. Except to the extent Energas acquires additional properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of Energas will decline as reserves are produced. Volumes generated from future activities of Energas are therefore highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

GOVERNMENT REGULATION

      Various state and federal agencies regulate the production and sale of oil and natural gas. All states in which Energas operated impose restrictions on the drilling, production, transportation and sale of oil and natural gas.

      Under the Natural Gas Act of 1938, the Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales has been substantially modified by the Natural Gas Policy Act under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce.

      Effective January 1, 1993, however, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas. Because "first sales" include typical wellhead sales by producers, all natural gas produced from Energas' natural gas properties is sold at market prices, subject to the terms of any private contracts which may be in effect.

The FERC's jurisdiction over natural gas transportation is not affected by the Decontrol Act.

     Energas' sales of natural gas will be affected by intrastate and interstate gas transportation regulation. Beginning in 1985, the FERC adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes are intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of natural gas to the primary role of gas transporters. All natural gas marketing by the pipelines is required to divest to a marketing affiliate, which operates separately from the transporter and in direct competition with all other merchants. As a result of the various omnibus rulemaking proceedings in the late 1980s and the individual pipeline restructuring proceedings of the early to mid-1990s, the interstate pipelines must provide open and nondiscriminatory transportation and transportation-related services to all producers, natural gas marketing companies, local distribution companies, industrial end users and other customers seeking service. Through similar orders affecting intrastate pipelines that provide similar interstate services, the FERC expanded the impact of open access regulations to intrastate commerce.

      More recently, the FERC has pursued other policy initiatives that have affected natural gas marketing. Most notable are (1) the large-scale divestiture of interstate pipeline-owned gas gathering facilities to affiliated or non-affiliated companies; (2) further development of rules governing the relationship of the pipelines with their marketing affiliates; (3) the publication of standards relating to the use of electronic bulletin boards and electronic data exchange by the pipelines to make available transportation information on a timely basis and to enable transactions to occur on a purely electronic basis; (4) further review of the role of the secondary market for released pipeline capacity and its relationship to open access service in the primary market; and (5) development of policy and promulgation of orders pertaining to its authorization of market-based rates (rather than traditional cost-of-service based rates) for transportation or transportation-related services upon the pipeline's demonstration of lack of market control in the relevant service market. Energas does not know what effect the FERC's other activities will have on the access to markets, the fostering of competition and the cost of doing business.

      As a result of these changes, sellers and buyers of natural gas have gained direct access to the particular pipeline services they need and are better able to conduct business with a larger number of counter parties. Energas believes these changes generally have improved the access to markets for natural gas while, at the same time, substantially increasing competition in the natural gas marketplace. Energas cannot predict what new or different regulations the FERC and other regulatory agencies may adopt or what effect subsequent regulations may have on production and marketing of natural gas from Energas' properties.

      In the past, Congress has been very active in the area of natural gas regulation. However, as discussed above, the more recent trend has been in favor of deregulation and the promotion of competition in the natural gas industry. Thus, in addition to "first sales" deregulation, Congress also repealed incremental pricing requirements and natural gas use restraints previously applicable. There are other legislative proposals pending in the Federal and State legislatures which, if enacted, would significantly affect the petroleum industry. At the present time, it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, these proposals might have on the production and marketing of natural gas by Energas. Similarly, and despite the trend toward federal deregulation of the natural gas industry, whether or to what extent that trend will continue or what the ultimate effect will be on the production and marketing of natural gas by Energas cannot be predicted.

      Energas' sales of oil and natural gas liquids are not regulated and are at market prices. The price received from the sale of these products will be affected by the cost of transporting the products to market. Much of that transportation is through interstate common carrier pipelines. In 1995 the FERC implemented regulations generally grandfathering all previously approved interstate transportation rates and establishing an indexing system for those rates by which adjustments are made annually based on the rate of inflation, subject to certain conditions and limitations. These regulations may tend to increase the cost of transporting oil and natural gas liquids by interstate pipeline, although the annual adjustments may result in decreased rates in a given year. These regulations have generally been approved on judicial review. Every five years, the FERC will examine the relationship between the annual change in the applicable index and the actual cost changes experienced by the oil pipeline industry. Energas is not able to predict with certainty what effect, if any, these relatively new federal regulations or the periodic review of the index by the FERC will have on Energas.

      Federal, state, and local agencies have promulgated extensive rules and regulations applicable to Energas' oil and natural gas exploration, production and related operations. Most states require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil and natural gas. Many states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of some states limit the rate at which oil and natural gas is produced from Energas' properties. The federal and state regulatory burden on the oil and natural gas industry increases Energas' cost of doing business and affects its profitability. Because these rules and regulations are amended or reinterpreted frequently, Energas is unable to predict the future cost or impact of complying with those laws.

COMPETITION AND MARKETING

      Energas is faced with strong competition from many other companies and individuals engaged in the oil and gas business, many are very large, well established energy companies with substantial capabilities and established earnings records. Energas may be at a competitive disadvantage in acquiring oil and gas prospects since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. It is nearly impossible to estimate the number of competitors; however, it is known that there are a large number of companies and individuals in the oil and gas business.

      Exploration for and production of oil and gas are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. Energas depends upon independent drilling contractors to furnish rigs, equipment and tools to drill its wells. Higher prices for oil and gas may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect Energas' ability expeditiously to drill, complete, recomplete and work-over its wells.

However, Energas has not experienced and does not anticipate difficulty in obtaining supplies, materials, drilling rigs, equipment or tools.

      Energas does not refine or otherwise process crude oil and condensate production. Substantially all of the crude oil and condensate production of Energas' wells are sold at posted prices under short-term contracts, which is customary in the industry.

      The market for oil and gas is dependent upon a number of factors beyond Energas' control, which at times cannot be accurately predicted. These factors include the proximity of wells to, and the capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil or natural gas, or both. Oversupplies of natural gas can be expected to recur from time to time and may result in the gas producing wells being shut-in. Increased imports of natural gas, primarily from Canada, have occurred and are expected to continue. Such imports may adversely affect the market for domestic natural gas.

      Since the early 1970's the market price for crude oil has been significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. Energas is unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil and natural gas produced and sold from Energas' wells.

      Gas prices, which were once effectively determined by government regulations, are now largely influenced by competition. Competitors in this market include producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies, such as residual fuel oil. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and an increasing tendency to rely on short-term contracts priced at spot market prices.

GENERAL

      Energas has never been a party to any bankruptcy, receivership, reorganization, readjustment or similar proceedings. Since Energas is engaged in the oil and gas business, it does not allocate funds to product research and development in the conventional sense. Energas does not have any patents, trade-marks, or labor contracts. With the exception of Energas' oil and gas leases, Energas does not have any licenses, franchises, concessions or royalty agreements. Backlog is not material to an understanding of Energas' business. Energas' business is not subject to renegotiation of profits or termination of contracts or subcontracts at the election of federal government.

      Energas' offices are located at 800 Northeast 63rd Street, Oklahoma City, Oklahoma. The 4,800 square feet of office space is occupied under an unwritten lease, on a month-to-month basis, requiring rental payments of $3,800 per month. The building is owned by George G. Shaw, Energas' Chief Executive Officer and a Director.

         As of December 31, 2005 Energas had six employees working in management, engineering, geology, land and legal and accounting. In addition, five contract workers were responsible for the supervision and operation of Energas' field activities and providing well services.

        Energas' offices are located at 800 Northeast 63rd Street, Oklahoma City, Oklahoma and consist of 4,800 square feet which is rented on a month-to-month basis for $3,800 per month. The building is owned by George G. Shaw, Energas' Chief Executive Officer and a Director.

                                   MANAGEMENT

      The following table sets forth information with respect to each of Energas' executive officers and directors. Energas' directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Energas' executive officers are elected by our board of directors and serve at its discretion.

      Name                 Age      Position
      ----                 ---      --------

      George G. Shaw        75      President, Principal Accounting Officer,
                                    Principal Financial Officer and a Director

      G. Scott Shaw         34      Vice President, Secretary and a Director

      The following is a brief description of the business background of Energas' executive officers and directors:

     GEORGE G. SHAW is the President and Chairman of the Board of directors of Energas and has held these positions since July 1991. Mr. Shaw is the President of Energas Corporation and Energas Pipeline Co., Inc., both privately held companies engaged in oil and gas exploration and gas gathering. Mr. Shaw is the father of G. Scott Shaw.

      G. SCOTT SHAW is the Vice President and a director of Energas and has held these positions since August 1996. Mr. Shaw became Energas' Secretary in April 2003. Mr. Shaw graduated from Oklahoma State University in 1993 with a Bachelor of Science degree in Biology. Mr. Shaw is the son of George G. Shaw.

      Energas does not have a compensation committee. The Directors of Energas serve as its audit committee. Since June 2005 Energas has not had a financial expert as a member of its audit committee. Prior to his resignation as an officer and director of Energas in June 2005, David W. Young was Energas' financial expert on the audit committee. Since Mr. Young was then an officer and director of Energas, Mr. Young was not independent as that term is defined

Section 121(A) of the Listing Standards of the American Stock Exchange. Mr. Young is a certified public accountant and since 1981 Mr. Young has had his own public accounting firm.

      Energas has adopted a Code of Ethics which is applicable to Energas' principal executive, financial, and accounting officers and persons performing similar functions. The Code of Ethics is available on Energas' website located at www.energasresources.com

Executive Compensation.

      The following table sets forth the compensation during the years ended January 31, 2004, 2002 and 2001, paid or accrued, to George G. Shaw, Energas' President during those years. None of Energas' executive officers received compensation in excess of $100,000 during the three years ended January 31, 2005.
                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                   Common Stock
                                Year Ended    Annual Compensation   Underlying
Name and Principal Position     January 31,  Salary (2)  Bonus (3)    Options
---------------------------     -----------  ----------  --------- ------------

George G. Shaw, President          2005       $36,000         --             --
                                   2004       $34,000         --             --
                                   2003       $33,000         --             --

(1) The named executive officer received additional non-cash compensation, perquisites and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for the named executive officer during the year.
(2) Dollar value of base salary (both cash and non-cash) earned during the year.
(3) Dollar value of bonus (both cash and non-cash) earned during the year.

      The following shows the amounts which Energas expects to pay to its officers during the twelve month period ending January 31, 2006, and the time which Energas' executive officers plan to devote to Energas' business. Energas does not have employment agreements with any of its officers.

                                Proposed               Time to Be Devoted
Name                          Compensation            To Company's Business
----                          ------------            ---------------------

George G. Shaw                   $60,000                      100%
G. Scott Shaw                    $48,000                      100%

      Energas does not have any employment agreements with its officers or employees. Energas does not maintain any keyman insurance on the life or in the event of disability of any of its officers.

STOCK OPTION AND BONUS PLANS

      Incentive Stock Option Plan. Energas' Incentive Stock Option Plan
      ---------------------------
authorizes the issuance of up to 2,000,000 shares of Energas' common stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan. The option exercise price is determined by Energas' Board of Directors but cannot be less than the market price of Energas' common stock on the date the option is granted.

      Non-Qualified Stock Option Plan. Energas' Non-Qualified Stock Option Plan
      -------------------------------
authorizes the issuance of up to 1,000,000 shares of Energas' common stock to persons that exercise options granted pursuant to the Plans. Energas' employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by Energas' Board of Directors.

      Stock Bonus Plan. Energas' Stock Bonus Plan allows for the issuance of up
      ----------------
to 4,000,000 shares of common stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, Energas' employees, directors, officers, consultants and advisors are eligible to receive a grant of Energas shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

      The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company's Incentive and Non-Qualified Stock Option Plans as of December 31, 2005. Energas' Incentive and Non-Qualified Stock Option Plans were not approved by Energas' shareholders.

                                                            Number of Securities
                                                            Remaining Available
                             Number                          For Future Issuance
                          of Securities                         Under Equity
                          to be Issued   Weighted-Average    Compensation Plans
                          Upon Exercise  Exercise Price of (Excluding Securities
                         of Outstanding   of Outstanding        Reflected in
Plan Category             Options  [a]       Options            Column (a))
--------------------------------------------------------------------------------

Incentive Stock                  --              --               2,000,000
   Option Plan

Non-Qualified Stock              --              --                      --
 Option Plan


      The following table shows certain information as of December 31, 2005 concerning the stock options and stock bonuses granted by Energas pursuant to the Plans. Each option represents the right to purchase one share of Energas' common stock.

                                  Total       Shares                 Remaining
                                  Shares    Reserved for   Shares    Options/
                                 Reserved   Outstanding   Issued As    Shares
Name of Plan                    Under Plans   Options    Stock Bonus Under Plans
------------                    ----------- -----------  ----------- -----------

Incentive Stock Option Plan      2,000,000         --           N/A   2,000,000
Non-Qualified Stock Option Plan  1,000,000         --           N/A     750,000
Stock Bonus Plan                 4,000,000        N/A     2,036,981   1,963,019


     The following table summarizes the options and stock bonuses granted pursuant to the Plans as of December 31, 2005:

Incentive Stock Options
-----------------------
                                                                  Options
      Shares Subject   Exercise   Date of     Expiration      Exercised as of
         To Option      Price      Grant    Date of Option   December 31, 2005
      --------------   --------  --------   --------------   -----------------

                                      None

Non-Qualified Stock Options
---------------------------

                                                                  Options
      Shares Subject   Exercise   Date of     Expiration      Exercised as of
         To Option      Price      Grant    Date of Option   December 31, 2005
      --------------   --------  --------   --------------   -----------------

          250,000       $0.32     6-30-03       7-15-05            250,000

Stock Bonuses
-------------

      Name                          Shares Issued as Stock Bonus
      ----                          ----------------------------

      George Shaw                           200,000
      Scott Shaw                            200,000
      Andy Biddy                            100,000
      Taylor Dillard                        350,000
      Hiram Kelly                           350,000
      Sherman Formhals                      200,000
      David Young                           100,000
      Jerry Parry                           100,000
      Vicki Webb                             80,000
      Patricia Harris                        20,000
      Ronnie Webb                            20,000
      Jerry Parry                           250,000
      Tim Young                               5,445
      Jeff Wright                            61,536
                                        -----------
                                          2,036,981
                                        ===========

Other Warrants and Convertible Securities
-----------------------------------------

   See the "Comparative Share Data" section of this prospectus for information concerning other outstanding options and warrants.

Transactions With Related Parties
---------------------------------

      In September 2003 Energas agreed to sell 2,000,000 shares of its common stock to Terry Tyson, now a principal shareholder of Energas, for $0.15 a share. For each share purchased Energas agreed to issue one warrant to Mr. Tyson. For each warrant exercised, Energas agreed to issue a second warrant to Mr. Tyson. Each warrant entitles Mr. Tyson to purchase one share of Energas' common stock at a price of $0.20 per share at any time on or before December 31, 2004 and at a price of $0.30 per share at any time after December 31, 2004. All warrants will expire on September 30, 2005. As of August 31, 2004 Mr. Tyson had purchased 2,000,000 shares from Energas, had exercised 2,000,000 warrants and accordingly received warrants to purchase an additional 2,000,000 shares of Energas' common stock. Between June and May 2004 Mr. Tyson purchased additional shares of Energas' common stock in open market transactions or from other shareholders in privately negotiated transactions.

      During the six months ended June 30, 2004, Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days. Terry Tyson purchased 600,000 shares of common stock and 600,000 warrants in this offering. The 600,000 shares purchased by Mr. Tyson, as well as the 600,000 shares issuable upon the warrants, are being registered for public sale by means of this prospectus. See "Selling Shareholders". As of January 4, 2006 a total of 2,190,000 warrants had been exercised.

                             PRINCIPAL SHAREHOLDERS

      The following table shows the ownership of the common stock of Energas as of December 31, 2005 by (i) each person who is known to Energas to be the beneficial owner of more than 5% Energas' common stock, (ii) each director and executive officer of Energas, and (iii) all executive officers and directors of Energas as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships among the executive officers and directors of Energas, except that George G. Shaw is the father of G. Scott Shaw. For purposes of the table, the number of shares and percent of ownership of the common stock that the named person beneficially owns includes shares that the person has the right to acquire on or before March 31, 2006 from the exercise of stock options or otherwise.
                                                   Shares          Percent of
                                                Beneficially      Outstanding
Name and address                                   Owned             Shares
----------------                                -------------     -----------

George G. Shaw                                  8,180,956 (1)          14.5%
Third Floor, 800 Northeast 63rd Street
Oklahoma City, Oklahoma 73105

                                                   Shares          Percent of
                                                Beneficially      Outstanding
Name and address                                   Owned             Shares
----------------                                -------------     -----------

G. Scott Shaw                                   1,013,905              1.8%
800 Northeast 63rd Street
Oklahoma City, Oklahoma 73105

Terry R. and Marguerite S. Tyson                8,980,300 (2)         15.9%
16250 County Rd. U
Lipscomb, TX  79056-6304

Executive Officers and Directors as a group     9,194,861             16.3%
 (two persons)

(1) Includes (i) 2,024,916 shares held by Energas Corporation of which 1,759,680 of these shares are subject to a time-release escrow agreement, and (ii) 3,460,320 shares held by Energas Pipeline Co., Inc. are subject to a time-based escrow agreement and (iii) 1,585,000 shares of common stock held by Mr. Shaw. The shares held under the escrow agreements will be released from escrow in 12 six month installments commencing on March 21, 2002 (initially four installments of 290,000 shares of common stock followed by eight installments of 580,000 shares of common stock). Mr. Shaw controls Energas Corporation and Energas Pipeline Co., Inc.

(2) Includes 600,000 shares issuable upon the exercise of warrants. The warrants are exercisable at a price of $0.50 per share at any time prior to January 31, 2006.

                              SELLING SHAREHOLDERS

      This prospectus relates to the sale of shares of Energas' common stock by a number of shareholders of Energas. The shares offered by this prospectus include shares owned by these shareholders as well as shares issuable upon the exercise of warrants. the shares and warrants were issued by Energas in a private offering for cash.

      Energas will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by Energas The selling shareholders will pay all other costs of the sale of the shares offered by them.

      The following table identifies the selling shareholders and the shares which they are offering for sale.

                                    Shares           Shares
                                   issuable           to be           Share
                                   upon the          sold in         Ownership
                          Shares  exercise of         this            after
Name                      Owned   Warrants (1)       Offering         Offering
-----------------------------------------------------------------------------

Abuchon, Craig           500,000     200,000         400,000         300,000
Ajootian, Edward         200,000     200,000         400,000              --
Anderson, C.M.
   and Coeina J.         100,000          --         100,000              --
Barnes, Monte G.          50,000      50,000         100,000              --
Warren Berman, IRA       240,000          --         240,000              --
Biddy, Andy and Jessica   10,000      10,000          20,000              --
Bone, Merle D.
   and Mary E.            20,000      20,000          40,000              --
Bryant, Suzanne           70,000      70,000         140,000              --
Chula Partners, L.P.   1,300,000          --       1,300,000              --
Clark, Ronald L.         120,000      80,000         200,000              --
Coffey, Gregory          230,000     130,000         360,000              --
Fisher, Anthony B.
   and Mary M.           250,000     150,000         300,000         100,000
Fisher, Lawrence A.       10,000      10,000         200,000              --
Hansen, Shane
   and Cindy             200,000     100,000         200,000         100,000
Hansen, Shane
   and Wayne              50,000      50,000         100,000              --
Holbrook, Mellissa        50,000      50,000         100,000              --
Hughes, Wade             360,000      10,000          20,000         350,000
International
   Ventures, Inc.        100,000          --         100,000              --
Jones, Jr., John T.L.     20,000      20,000          40,000              --
JVL Global Energy      1,200,000          --       1,200,000              --
Kiowa Oil Company        250,000     250,000         500,000              --
Letvak, D. Bruce          30,000      30,000          60,000              --
Martin, Hall T.           10,000      10,000          20,000              --
McCrome International,
 Inc.                     50,000      50,000         100,000              --
Merydith, Ed T.           10,000      10,000          20,000              --
Merydith, Sharon J.       10,000      10,000          20,000              --
Patel Family Trust     1,020,000          --       1,020,000              --
Petley, Gary L.          100,000     100,000         200,000              --
Radel, Craig              50,000      50,000         100,000              --
Radel, Myron              90,000      30,000         120,000              --
Reed, Paul H.          1,000,000     250,000         250,000         750,000
Ritter, Ethel             20,000          --          20,000              --
Shaver, Kirk A.           10,000      10,000          20,000              --
Snowdon, Reginald L.      30,000      30,000          60,000              --
Stewart, Robert C.        70,000      70,000         140,000              --
Tyson, Dennis Clay        30,000       30,00          60,000              --

                                    Shares           Shares
                                   issuable           to be           Share
                                   upon the          sold in         Ownership
                          Shares  exercise of         this            after
Name                      Owned   Warrants (1)       Offering         Offering
-----------------------------------------------------------------------------

Tyson, Don               100,000     100,000         200,000              --
Tyson, Terry and
   Marguerite S.       8,348,800     600,000       1,200,000       7,148,800
Whitman, David            30,000      30,000          60,000              --
ERI Capital, LLC       1,150,000          --       1,150,000              --


(1) Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days.

Manner of Sale.

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed Energas that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      Energas is required to pay all fees and expenses incident to the registration of the shares. Energas has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Energas has advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Energas has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      Energas is authorized to issue 100,000,000 shares of common stock, of which 56,487,966 shares were outstanding on January 31, 2006. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available for dividends, and, in the event of liquidation, to share pro rata in any distribution of Energas' assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until Energas earns significant profits.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Energas. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Warrants
--------

      See the "Comparative Data" section of this prospectus for information concerning outstanding warrants.

Transfer Agent
--------------

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number  (303) 282-5800

                                LEGAL PROCEEDINGS

      In March 2005 Double G Energy, Inc. filed a lawsuit against Energas and Energas' officers in the District Court for Dallas County, Texas. In its complaint Double G Energy alleges that: (i) in 2004 it entered into an agreement with Energas to drill and complete wells on Energas' field in Pulaski County, Kentucky, (ii) Energas failed to comply with its obligations under the agreement, and (iii) Energas and its officers made a number of misrepresentations concerning the drilling program.

      Double G's complaint asked for unspecified actual and punitive damages against Energas. Energas has denied the allegations in Double G's complaint and in July 2005 the Texas District Court ordered Energas and Double G Energy to submit their disputes to binding arbitration.

      In May 2005 Double G Energy filed a lawsuit against Energas in Kentucky with claims similar to those in the Texas proceeding. In August 2005 the Kentucky court ordered Energas and Double G Energy to submit their disputes to binding arbitration.

     In December 2005 Energas and Double G Energy reached a settlement concerning Double G's claims. In accordance with the terms of the settlement agreement:

     o Double G assigned to Energas all of its interest in the oil and gas properties acquired from Energas.
     o Energas agreed to pay Double G $1,000,000, of which $250,000 was paid in December 2005 and the remainder of which will be paid in seven monthly installments of $100,000, beginning January 31, 2006 with a final payment of $50,000 due on August 31, 2006.

      In June 2005 Mankato Investments, LLC filed a petition against Energas in the District Court of Oklahoma County, Oklahoma. The petition asks for a determination that Mankato has an interest in four of Energas' oil and gas properties and that Energas provide Mankato with an accounting of all revenues and expenses associated with these properties. Energas is of the opinion that the April 2004 settlement between Energas and Mankato resolved all of Mankato's claims concerning Energas and its properties. Accordingly, Energas plans to ask the District Court to dismiss Mankato's petition.

                                     EXPERTS

      The financial statements in this prospectus for the year ended January 31, 2005 have been included in reliance on the report of Murrell, Hall, McIntosh & Co., PLLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

      Effective April 8, 2004 Spicer Jeffries LLP resigned as Energas' independent accountants as a result of the decision by Spicer Jeffries to discontinue its auditing practice for publicly traded corporations. Spicer Jeffries audited Energas' financial statements for the fiscal years ended January 31, 2003, 2002 and 2001. The reports of Spicer Jeffries for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the reports of Spicer Jeffries for these fiscal years was qualified with respect to uncertainty as to Energas' ability to continue as a going concern. During Energas' two most recent fiscal years and subsequent interim period ended April 8, 2004 there were no disagreements with Spicer Jeffries on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Spicer Jeffries would have caused it to make reference to such disagreements in its reports.

      On April 14, 2004 Energas retained Russell & Atkins, PLC to act as Energas' independent certified public accountants. The change in Energas' auditors was recommended and approved by the board of directors of Energas.

      During the two most recent fiscal years and subsequent interim period ending April 14, 2004 Energas did not consult with Russel & Atkins regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Energas' financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

      Effective November 15, 2004 Russell & Atkins, PLC resigned as Energas' independent accountants as a result of the decision by Russell & Atkins to discontinue its auditing practice for publicly traded corporations. Russell &

Atkins audited Energas' financial statements for the fiscal year ended January 31, 2004. The report of Russell & Atkins for this fiscal year did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Russell & Atkins for this fiscal year was qualified with respect to uncertainty as to Energas' ability to continue as a going concern. During Energas' two most recent fiscal years and subsequent interim period ended November 15, 2004 there were no disagreements with Russell & Atkins on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Russell & Atkins would have caused it to make reference to such disagreements in its reports.

      On December 10, 2004 Energas retained Murrell, Hall, McIntosh & Co., PLLP to act as Energas' independent certified public accountants.

      The change in Energas' auditors was recommended and approved by the board of directors of Energas.

      Prior to December 10, 2004 Energas did not consult with Murrell, Hall, McIntosh & Co. regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Energas' financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                 INDEMNIFICATION

      The Bylaws of Energas authorize Energas to indemnify a director, officer, employee or agent of Energas against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Energas who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Energas pursuant to the foregoing provisions, Energas has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      Energas is subject to the information requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Energas can be inspected at the public reference facility maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the public reference facility at prescribed rates. Certain information concerning Energas is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Energas has filed with the Securities and

Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

                                    GLOSSARY

     The following terms are used in this prospectus:

     BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

     BOE. Equivalent barrels of oil, using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     BTU. A British thermal unit which is the amount of heat required to raise the temperature of one avoirdupois pound of pure water form 58.5 degrees to 59.5 degrees Fahrenheit under standard conditions.

     DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     DEVELOPMENT WELL. A well drilled as an additional well to the same reservoir as other producing wells on a Lease, or drilled on an offset Lease not more than one location away from a well producing from the same reservoir.

     EXPLORATORY WELL. A well drilled in search of a new undiscovered pool of oil or gas, or to extend the known limits of a field under development.

     GROSS ACRES OR WELLS. A well or acre in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

     LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. Energas is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

     MCF. One thousand cubic feet.

     MCFE. Equivalent MCF of gas, using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

      OPERATING COSTS. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

      PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities, to which Producing Reserves have been assigned. Interests in a property may include Working Interests, production payments, Royalty Interests and other non-working interests.

      PRODUCING RESERVES. Proved Developed Reserves expected to be produced from existing completion intervals open for production in existing wells.

      PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

      PROVED DEVELOPED RESERVES. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery may be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

      PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

      (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      (iii) Estimates of proved reserves do not include the following: (a) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves", (b) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (c) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (d) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

      PROVED UNDEVELOPED RESERVES. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Proved undeveloped reserves are not attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

      ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of Operating Costs.

      UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

      WORKING INTEREST. The operating interest under a Lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all Royalty Interests and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                              RUSSELL & ATKINS, PLC
--------------------------------------------------------------------------------
                                                5809 North Grand, Suite D
  Dennis Atkins                                 Oklahoma City, OK  73118
  Casey Russell                                 Telephone:  (405) 607-8743
  Member SEC                                    Fax:  (405) 607-8744
 Practice Section                               E-mail: ARCPAS@hotmail.com
--------------------------------------------------------------------------------


To the Board of Directors
Energas Resources, Inc.

We have audited the consolidated statements of operations, stockholders' (deficit) and cash flows of Energas Resources, Inc. for the year ended January 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Energas Resources, Inc. for the year ended January 31, 2004 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company has not generated sufficient cash flows from operations and has suffered operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in this regard are also discussed in the Notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Russell & Atkins, PLC

Oklahoma City, Oklahoma
May 17, 2004

             Report of Independent Registered Public Accounting Firm


To the Board of Directors
Energas Resources, Inc.

We have audited the accompanying consolidated balance sheet of Energas Resources, Inc. and its subsidiaries as of January 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energas Resource, Inc. and its subsidiaries as of January 31, 2005, and the consolidated results of its operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and had a working capital deficit of $(218,533) at January 31, 2005, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Murrell, Hall, McIntosh & Co., PLLP

May 24, 2005
Oklahoma City, Oklahoma

                             ENERGAS RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 2005

                         ASSETS

Current Assets
 Cash                                                          $   188,026
 Accounts receivable - oil and gas                                 177,702
 Accounts receivable - related parties                              35,510
 Oil and gas properties held for resale                             97,438
                                                             --------------
 Total Current Assets                                              498,676

Property and Equipment
 Oil and gas properties, net of accumulated depletion
 and depreciation                                                4,016,767
 Kentucky gathering system, net of accumulated
 depreciation                                                      531,257
 Other, net of accumulated depreciation                             15,205
                                                             --------------
                                                                 4,563,229

Other Assets                                                        17,086
                                                             --------------

Total Assets                                                  $  5,078,991
                                                             ==============

    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
 Accounts payable and accrued expenses                       $   384,355
 Due to shareholders and related parties                         309,642
 Notes payable                                                    11,992
 Current portion of long-term debt                                11,220
                                                             --------------
 Total Current Liabilities                                       717,209

Long-term Debt less current portion                              474,427

Asset Retirement Obligation                                       86,799

Stockholders' Equity (Deficit)
 Common stock, $.001 par value 100,000,000 shares
 authorized 49,660,635 and 33,163,001 shares issued
 and outstanding at January 31, 2005                              49,661
 Additional paid in capital                                   14,965,173
 Retained earnings (deficit)                                 (11,214,278)
                                                            --------------
Total Stockholders' Equity (Deficit)                           3,800,556
                                                            --------------
Total Liabilities and Stockholders' Equity (Deficit)        $  5,078,991
                                                            ==============


See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements.

                            ENERGAS RESOURCES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Year ending
                                                        January 31
                                          --------------------------------------
                                                 2005               2004
                                          -----------------  -------------------

Revenue
 Oil and gas sales                         $     653,475      $     296,657
 Pipeline Revenue                                 15,015             15,365
                                          -----------------  -------------------
 Total Revenue                                   668,490            312,022

Operating Expenses
 Lease operating expense                         324,150            157,991
 General and administrative expense            1,142,971          1,113,066
 Depreciation, depletion and amortization        283,941            309,338
                                          -----------------  -------------------
 Total Operating Expenses                      1,751,062          1,580,395
                                          -----------------  -------------------

Operating Income (Loss)                       (1,082,572)        (1,268,373)

Other (Expenses) Income
 Other Income                                     16,675                 --
 Settlement expense                              (31,264)                --
 Interest expense                                (67,014)          (181,540)
                                          -----------------  -------------------
 Total Other (Expense) Income                    (81,603)          (181,540)

                                          -----------------  -------------------
Net (Loss)                                 $  (1,164,175)      $ (1,449,913)
                                          =================  ===================

Net (Loss) per Share, Basic and Diluted    $       (0.03)      $      (0.05)
                                          =================  ===================

Weighted average of number of shares
outstanding                                   41,251,753         28,667,028
                                          =================  ===================



See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements.

                             ENERGAS RESOURCES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                  FOR THE YEARS ENDED JANUARY 31, 2005 AND 2004


                                                                  Additional                     Total
                                           Common Stock             Paid-In     Accumulated  Stockholders'
                                     Shares           Amount        Capital       Deficit       Equity
                                     ------           ------        -------       --------      -------
                                                                                               (Deficit)


Balance, January 31, 2003         $ 26,143,001       $ 26,143      $7,621,777   $(8,600,190)   $(952,270)

Stock issued for consulting
services                              500,000              500        49,500             -         50,000
Private placement of stock          1,000,000            1,000        49,000             -         50,000
Private placement of stock          2,000,000            2,000       298,000             -        300,000
Settlement of debt for stock        1,000,000            1,000        99,000             -        100,000
Stock bonus                           700,000              700       153,300                      154,000
Employee stock plan                   570,000              570       124,830                      125,400
Exercise of stock warrants          1,250,000            1,250       248,750                      250,000

Net Loss                                    -                -             -    (1,449,913)   (1,449,913)
                                 ---------------- --------------  ------------- ------------ -------------

Balance, January 31, 2004          33,163,001           33,163     8,644,157    (10,050,103)  (1,372,783)


Net loss                                    -                -             -    (1,164,175)   (1,164,175)
Private placement of stock          5,000,000            5,000     1,495,000             -      1,500,000
Conversion of notes payable to
 stock                              4,800,000            4,800     2,395,200             -      2,400,000
Stock issued in settlement of
 litigation                           350,000              350        69,650             -         70,000
Options issued in settlement of
 litigation                                 -                -        31,500             -         31,500
Stock issued for equity line of
 credit                               959,786              960       562,154             -        563,114
Stock issued for consulting
 services                           1,150,000            1,150       585,350             -        586,500
Warrants exercised for common
 stock                              3,975,000            3,975     1,136,925             -      1,140,900
Stock bonus                           250,000              250        37,250             -         37,500
Employee stock plan                    12,848               13         7,987             -          8,000
                                 ---------------- --------------  ------------- ------------ -------------


Balance, January 31, 2005          49,660,635         $ 49,661   $14,965,173  $(11,214,278)    $3,800,556
                                 ================ ============== ============== ============ =============



See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements.

                             ENERGAS RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year ending
                                                              January 31
                                                      --------------------------
                                                          2005           2004
                                                      --------------------------
Cash Flows From Operating Activities
    Net (Loss)                                        $(1,164,175)  $(1,449,913)
    Adjustments to reconcile net loss to net cash
    provided by operating activities
        Depreciation, depletion and amortization          283,941       309,338
        Issuance of stock for consulting fees             586,500        50,000
        Issuance of stock for employee bonuses             45,500       279,400
        Issuance of stock and options for settlement      101,500       100,000
        Interest capitalized                                    -       107,766
        (Increase) Decrease in accounts receivable        (60,882)     (151,630)
        Increase (Decrease) in accounts payable and
        accrued expense                                  (215,908)      286,457

          Notes payable                                    (1,500)            -

          Asset retirement obligation                      66,022        20,777
                                                    --------------  ------------
        Net Cash Flows From Operating Activities         (359,002)     (447,805)

Cash Flows from Financing Activities
    (Repayments of) Advances from related party and
    stockholders                                    $  (1,131,010)  $  (112,550)
    Sale of common stock                                3,204,014     1,002,878
    Payments on Notes Payable                            (222,119)            -
                                                    --------------  ------------

   Net Cash Provided (Used) by Financing Activities     1,850,885       890,328

Cash Flows From Investing Activities
    Loan made to employee                                 (17,086)            -
    Proceeds from sale of oil and gas properties          318,812             -
    Purchase of property and equipment                 (1,682,892)     (386,597)
                                                    --------------  ------------

  Net Cash Provided (Used) by Investing Activities     (1,381,166)     (386,597)
                                                    --------------  ------------

Increase (Decrease) in Cash                               110,717        55,926

Cash at Beginning of Year                                  77,309        21,383
                                                    --------------  ------------
Cash at End of Year                                 $     188,026   $    77,309
                                                    ==============  ============

Supplemental Information:
    Interest Paid in Cash                           $           -   $         -
    Non-Cash Transactions:
     Long-term debt converted into 4,800,000
      shares of common stock                        $   2,400,000   $         -
     Advances from stockholders settled for 350,000
      shares of common stock                               70,000             -
     250,000 options for common stock                      31,500             -
     Consulting fees and stock bonuses:
        1,400,000 shares of common stock                  624,000             -
        1,270,000 shares of common stock                  279,400             -
        Asset Retirement Obligation                        66,022             -



See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements.

                             ENERGAS RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED JANUARY 31, 2005 AND 2004

1.  NATURE OF OPERATIONS

Energas Resources, Inc. was originally incorporated in 1989 in British Columbia, Canada as a public company listed on the Canadian Venture Exchange. In 2001, the Company registered as a Delaware corporation becoming a United States domestic corporation. In 2002, its registration statement filed with the Securities and Exchange Commission became effective and its stock is traded in the Over the Counter (OTC) market.

The Company is primarily engaged in the operation, development, production, exploration and acquisition of petroleum and natural gas properties in the United States through its wholly-owned subsidiaries, A.T. Gas Gathering Systems, Inc. ("AT GAS"), and TGC, Inc. ("TGC"). In addition, the Company owns and operates natural gas gathering systems, located in Oklahoma and Kentucky, which serves wells operated by the Company for delivery to a mainline transmission system. The majority of the Company's operations is maintained and occurs through AT GAS and TGC. AT GAS is a company incorporated in the State of Oklahoma, U.S.A. and TGC is a company incorporated in the state of Kentucky, U.S.A.

On August 1, 2003, the Company entered into agreements to acquire producing oil and gas properties located in Kentucky from three private corporations in exchange for $3,000,000 in convertible notes. The notes are convertible at a rate of one share of common stock for each $1.00 of principal converted. The properties consist of 31 producing wells with a gathering system, compressor stations, plus developed and undeveloped acreage.

2.  GOING CONCERN

The Company is in the process of acquiring and developing petroleum and natural gas properties with adequate production and reserves to operate profitability. As of January 31, 2005, it had a working capital deficiency of $(218,533) and incurred an operating loss of $(1,164,175) for the year then ended. The Company's ability to continue as a going concern is dependent upon obtaining financing and achieving profitable levels of operations. The Company is currently seeking additional funds and additional resource property interests through private placements of equity and debt instruments. There can be no assurance that its efforts will be successful.

The consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in the normal course of business at amounts different from those reflected in these consolidated financial statements.

3.  SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AT Gas and TGC. All significant inter-company items have been eliminated in consolidation.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition - Oil and natural gas revenue is recognized at the time title is transferred to the customer. Pipeline revenue is earned as a gathering fee at the time the gas is delivered to the customer.

Petroleum and natural gas properties - The Company employs the full cost method of accounting for petroleum and natural gas properties whereby all costs relating to exploration and development of reserves are capitalized. Such costs include land acquisition costs, geological and geophysical costs, costs of drilling both productive and non-productive wells, and related overhead.

Capitalized costs, excluding costs relating to unproven properties, are depleted using the unit-of-production method based on estimated proven reserves, as prepared by an independent engineer. For the purposes of the depletion calculation, proven reserves are converted to a common unit of measure on the basis of their approximate relative energy content. Investments in unproved properties are not amortized until the proved reserves associated with the projects can be determined or until impairment occurs. If an assessment of such properties indicates that properties are impaired, the amount of impairment is added to the capitalized cost base to be amortized.

Under the full cost method, the net book value of natural gas and oil properties, less related deferred income taxes, may not exceed a calculated "ceiling". The ceiling is the estimated after-tax future net revenue from proved natural gas and oil properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense.

Proceeds on disposal of properties are normally applied as a reduction of the capitalized costs without recognition of a gain or loss, unless such amounts would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case gain or loss would be recognized. Abandonment of properties are accounted for as adjustments of capitalized costs with no loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center.

Long-lived assets - The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using estimated undiscounted net cash flows to be generated by the asset.

Equipment - Equipment is recorded at cost and depreciated on the Straight-line basis over the following periods:

                  Computer equipment         5-7 years
                  Truck                        7 years
                  Office equipment           5-7 years
                  Computer software            5 years
                  Gathering system            30 years


Asset Retirement Obligations - In accordance with the provisions of SFAS 143 "Accounting for Asset Retirement Obligations" the Company records the fair value of its liability for asset retirement obligations in the period in which it is incurred and a corresponding increase in the carrying amount of the related long live assets. Over time, the liability is accreted to its present value at the end of each reporting period, and the capitalized cost is depreciated over the useful life of the related assets. Upon settlement of the liability, the Company will either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company's asset retirement obligations relate to the plugging and abandonment of its natural gas properties.

Accounts Receivable - Management periodically assesses the collectibility of the Company's accounts receivable. Accounts determined to be uncollectible are charged to operations when that determination is made.

Earnings per share - The Company follows SFAS No. 128; Earnings per Share, for computing and presenting earnings per share, which requires, among other things, dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, options or warrants were exercised or converted into common shares or resulted in the issuance of common shares that then share in the earnings of the entity. For the years ended January 31, 2005 and 2004, no options or warrants were considered common stock equivalents as their effect would be anti-dilutive.

Stock-based compensation - In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock

Issued to Employees" (APB No. 25). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has not yet adopted the provisions of SFAS No. 123 Revised "Share-Based Payment."

Concentration - The Company sells all of its oil production and a portion of its gas production through a related company, Energas Pipeline Company, who sells the oil production to Conoco and gas production to Scissortail Energy. The Company believes that either or both of these customers can be replaced on a timely basis. The Company sells its Kentucky production to North American Energy Corp., an independent natural gas marketing company.

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future timing differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

Reclassifications - Certain prior period amounts have been reclassified to conform to current period presentation.

New Accounting Pronouncements - In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Such standard requires any gain or loss on extinguishments of debt to be presented as a component of continuing operations (unless specific criteria are met) whereas SFAS No. 4 required that such gains and losses be classified as an extraordinary item in determining net income. The adoption of SFAS 145 did not have a material effect on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No. 146 nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS No. 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred; whereas under EITF Issue No. 94-3, a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on the Company's financial position or results of operations.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This standard also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 did not have a material effect on the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for derivative instruments and hedging activities". The adoption of SFAS 149 did not have a material effect on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 "Accounting for certain financial instruments with characteristics of both liabilities and equity". This statement establishes standards how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS 150 did not have a material effect on the Company's financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The financial statements are unaffected by implementation of this new standard.

In December 2004, the FASB issued a revision of SFAS No. 123, Share-Based Payment. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees. The statement is effective for the quarter beginning January 1, 2006. The Company does not expect this statement to have an effect on its reporting.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets-amendment of APB Opinion No. 29. Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchanged transactions that do not have a commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of non-monetary assets occurring after June 15, 2005. The Company does not expect this statement to have an effect on its reporting.

4.  ACQUISITIONS AND RELATED DEBT

In August 2003 the Company acquired 31 producing wells with a gathering system, compressor stations, plus developed and undeveloped acreage. All of the acquired properties are located in the Appalachian Basin of eastern Kentucky. The properties were acquired from three private corporations for $3,000,000 in convertible notes. The notes bear interest at 8.5% per year and are due in August 2023. All or any part of the unpaid principal or interest may be converted into shares of the Company's common stock on the basis of one share of common stock for every dollar of note principal or interest converted. As an inducement to convert, the terms of the agreements were subsequently modified to allow for conversion of unpaid principal and accrued interest into the Company's common stock on the basis of one share of common stock for every $.50 of note principal or interest converted. In March, 2004, two of the three note holders exercised their option to convert under these new terms resulting in $2,400,000 of principal converted into 4,800,000 shares of the Company's common stock.

5.  SETTLEMENT OF LITIGATION

On April 2, 2004, the Company settled two lawsuits with a shareholder and his related companies for a total of $500,000 in cash, 350,000 shares of the Company's common stock and 250,000 options with an exercise price of $.32 with an expiration date of June 15, 2005. This settlement paid in full a note in the amount of $280,000, advances from a shareholder in the amount of $261,975 and accrued interest payable in the amount of $87,901, resulting in a loss of $31,624 on this settlement as detailed below:

               Consideration given:
               Cash                         $ 500,000
               Oil Lease                       60,000
               Stock                           70,000
               Options                         31,500
                                            ---------
                    Total consideration       661,500
               Liabilities retired:         ---------
               Notes Payable                  280,000
               Due Shareholder                261,975
               Accrued Interest                87,901
                                            ---------
                                              629,876
                                            ---------
               Settlement Expense            $ 31,624
                                            =========


6.  EMPLOYEE LOAN

As of January 31, 2005, the Company has a non-interest bearing loan to an employee totaling $17,086. Beginning February 1, 2005, the employee will repay the loan through payroll deductions.

7.      PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, at cost, less accumulated depreciation, depletion and amortization as of January 31:

 Capitalized Costs Relating to Oil and Gas
     Producing Activities at January 31,               2005              2004
                                                       ----              ----

 Oil and gas properties                           $ 4,500,724       $ 3,747,626
 Unproved oil and gas properties                      173,018           234,093
                                                 -------------     -------------
     Total oil and gas property and equipment       4,673,742        3,981,719

 Kentucky gathering system                            531,257                --
 Other property and equipment                          65,108            46,496
                                                 -------------    --------------

 Less accumulated depreciation, depletion,
   Amortization and impairment                       (706,878)         (445,360)
                                                 -------------    --------------

Total Property and Equipment                      $ 4,563,229      $  3,582,855
                                                 =============    ==============

Oil and gas properties are accounted for using the full cost method. Depletion was $278,342 and $303,522 for the years ended January 31, 2005 and 2004, respectively.

8.  SALE OF OIL AND GAS PROPERTIES

During the fiscal year ended January 31, 2005, the Company sold an 80% working interest for bore hole assignments only in 20 wells (no acreages) in the Pulaski County field in Kentucky for $100,000. In 2003 the Company sold a 12% Working Interest in 5,945.86 acres and 2 producing oil wells in the Rusty Creek prospect in Niobrara County, Wyoming for $168,000. During February through May 2004, the Company sold 83.25% Working Interest in 1,350 acres in Harper County, Kansas for $37,440. The proceeds from these sales were treated as a reduction in the carrying amount of oil and gas properties in accordance with the requirements of the full cost method of accounting for oil and gas properties.

9.  EQUITY LINE OF CREDIT

On September 20, 2004, the Company entered into an equity line of credit agreement with Dutchess Private Equities Fund II, L.P. The purpose of the equity line of credit is to provide a possible source of funding for the Company's oil and gas exploration activities or for working capital.

Under the equity line of credit agreement, Dutchess Private Equities has agreed to provide the Company with up to $10,000,000 of funding prior to October 14, 2007. During this period, the Company may request a drawdown under the equity line of credit by selling shares of its common stock to Dutchess Private Equities, and Dutchess Private Equities will be obligated to purchase the shares. The minimum and maximum amounts the Company can draw down at any one time are determined using a formula contained in the equity line of credit agreement. The Company is under no obligation to request any drawdown under the equity line of credit. As of January 31, 2005, the company has drawn a sum of $490,784, which was repaid by the issuance of 959,786 shares of the Company's common stock.

10.  RELATED PARTY

At January 31, 2005, a receivable of $35,510.29 was due to the Company by Energas Corporation, a private operating company owned by George Shaw, president of the Company. The total marketing fee for the year ended January 31, 2005 was approximately $3,000.00.

The Company sells gas from its Atoka County properties to Energas Corporation. During the year ended January 31, 2005, these sales were approximately $145,000. Energas Corporation deducts a marketing fee of $0.10 per MCF from the price paid by the end purchaser.

11. INCOME TAXES

The Company has approximately $7,647,000 of net operating losses expiring through 2025 that may be used to offset future taxable income but are subject to various limitations imposed by rules and regulations of the Internal Revenue Service. The net operating losses are limited each year to offset future taxable income, if any, due to the change of ownership in the Company's outstanding shares of common stock. In addition, at January 31, 2005, the Company had an unused Canadian net operating loss carry-forward of approximately $395,000 USD, expiring through 2008. These net operating loss carry-forwards may result in future income tax benefits of approximately $3,059,000; however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of January 31, 2005 and 2004 are as follows:

                                                    2005           2004
                                                    ----           ----

   Deferred tax liabilities
      Timing difference in full cost pool        $(187,000)      $ (4,000)

   Deferred tax assets
      Net operating losses                       3,059,000      2,673,000

   Valuation allowance for deferred tax assets  (2,872,000)    (2,669,000)
                                                -----------    -----------
                                                $       --     $       --
                                                ===========    ===========


The valuation allowance increased $203,000 and $379,000 for the period ending January 31, 2005 and 2004, respectively.

The ability of the Company to utilize NOL carryforwards to reduce future federal taxable income and federal income tax of the Company is subject to various limitations under the Internal Revenue Code of 1986, as amended. The utilization of such carryforwards may be limited upon the occurrence of certain ownership changes, including the issuance or exercise of rights to acquire stock, the purchase or sale of stock by 5% stockholders, as defined in the Treasury regulations, and the offering of stock by the Company during any three-year period resulting in an aggregate change of more than 50% in the beneficial ownership of the Company.

12.  NOTES PAYABLE

The Company has the following notes payable as of January 31,

                                                          2005           2004
                                                          ----           ----
Note payable to private corporation, secured by oil
and gas properties, interest at 8.5%, convertible to
common stock at a rate of one share for each dollar
owed, due in 240 monthly installments including
principal and interest in the amount of $12,972
beginning September 1, 2003                             $     --   $ 1,553,883

Note payable to private corporation, secured by oil
and gas properties, interest at 8.5%, convertible
to common stock at a rate of one share for each dollar
owed, due in 240 monthly installments including
principal and interest in the amount of $8,678
beginning September 1, 2003                                   --     1,035,922

Note payable to private corporation, secured by oil and
gas properties, interest at 8.5%, convertible to common
stock at a rate of one share for each dollar owed, due
in 240 monthly installments including principal and
interest in the amount of $4,339 beginning
September 1, 2003                                        485,647       517,961
                                                    -------------  -------------

                                                         485,647     3,107,766
          Less: Current Portion                          (11,220)     (157,391)
                                                    -------------  -------------

                                                    $    474,427   $ 2,950,375
                                                    =============  =============

Maturities of long-term debt for the next five years ending January 31, are as follows:

                  2006            $    11,220
                  2007                 12,124
                  2008                 13,196
                  2009                 14,362
                  2010                 15,631
                  Thereafter          419,114
                                   ----------
                                    $ 485,647
                                   ==========

13. EARNINGS PER SHARE

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations. The following securities were not included in the calculation of diluted earnings per share because their effect was anti-dilutive:

The following reconciles the components of the EPS computation:

                                                     2005              2004
                                                     ----              ----
Basic (loss) per share computation Numerator:
  Net loss                                      $ (1,164,175)    $ (1,449,913)

Denominator:
  Weighted average common shares outstanding      41,251,753       28,667,028
Basic (loss) per share                             $   (0.03)      $    (0.05)

Diluted (loss) per share Numerator:
  Net loss                                      $ (1,164,175)    $ (1,449,913)

Denominator:
  Weighted average common shares outstanding      41,251,753       28,667,028
Diluted (loss) per share                           $   (0.03)      $    (0.05)



14. ASSET RETIREMENT OBLIGAITON

As described in Note 1, effective June 1, 2003, the Company adopted SFAS 143, Accounting for Asset Retirement Obligations. Upon adoption of SFAS 143, the Company recorded an asset retirement obligation liability of $20,770 and an increase to net properties and equipment of $20,770.

The following table provides a roll forward of the asset retirement obligations for the fiscal year ended January 31, 2005:

                                            Year Ended            Year Ended
                                         January 31, 2005     January 31, 2004
                                         ----------------     ----------------

  Asset retirement obligation beginning
        balance                            $   20,770           $       --
    Liabilities incurred                       60,000                   --
    Liabilities settled                            --                   --
    Accretion expense                           6,029               20,770
                                         -------------        -------------
  Asset retirement obligation ending
    balance                              $     86,799         $     20,770
                                         =============        =============


15.  STOCK OFFERING

Beginning January 12, 2004, the Company offered for sale, in a private offering, 500 units at a price of $3,000 per unit. Each unit consists of 10,000 shares of the Company's common stock and 10,000 warrants to purchase shares of the Company's common stock at $.50 per share. The Company completed the offering in May 2004, resulting in total proceeds to the Company of $1,500,000.


16.   OPTIONS AND WARRANTS

The Company has issued stock options and stock warrants as follows:


                         Outstanding    Granted   Exercised  Outstanding
              Exercise   January 31,      or         or      January 31,   Expiration
               Price        2004      (Cancelled)  Expired      2005          Date
              --------   -----------  ----------- ---------  ------------  ----------

Options:      $  0.32      250,000     (120,000)    130,000           --     06/15/05

Warrants      $  0.32      100,000           --     100,000           --     06/30/05
            $0.20/0.30   2,000,000           --  (2,000,000)          --   9/30/04-05
              $  0.50           --    5,000,000  (1,105,000)   3,895,000



*   Expired unexercised

17.  OPERATING LEASES

The Company currently has three leases that are under contract. The Company leases a compressor for the Kentucky gathering system at $1,975 per month through December 2005 and then becomes month to month thereafter. In addition, the Company has two office equipment leases through April 2010. All leases are warranted with full maintenance. Additionally, the minimum annual rental commitments as of January 31, 2005 under noncancellable leases as follows: 2006
- $24,000; 2007 - $3,392; 2008 - $3,392; 2009 - $878; and 2010 - $0.


18.   MAJOR PURCHASERS

The Company's natural gas and oil production is sold under contracts with various purchasers. Natural gas sales to one purchaser approximated 56% of total natural gas and oil revenues for the fiscal year ended January 31, 2005.

See Note 10 regarding sales to Related Parties.


19.  FINANCIAL INSTRUMENTS

The carrying amount of cash, receivables, deposits, accounts payable, and accrued expenses approximates fair value due to the short maturity of those instruments. The carrying amounts for convertible debentures and notes payable approximate fair value because the interest rates have remained generally unchanged since the issuance of the convertible debentures and due to the variable nature of the interest rates of the notes payable.


20.  CONTINGENCIES

In March, 2005, Double G, Inc filed a lawsuit in the state of Texas against the Company and its subsidiaries, AT Gas and TGC, seeking payment of unspecified amounts regarding claims of damages caused regarding the sale of an 80% Working Interest for Bore Hole assignments as described in Note 6. The Company has denied all claims and has filed as of April, 2005, to have the suit dismissed, and has demanded and filed for arbitration as per the agreement that exists between the Company's subsidiaries, AT Gas Gathering and TGC, Inc., officers of the Company and Double G. Subsequent to the Company's motion to dismiss, Double G has filed a lawsuit of the same nature in the state of Kentucky in May 2005. The Company has vigorously denied all claims, and has held that Double G takes their claims to arbitration as per the agreement. The Company was unable to estimate the amount, if any, of the Company's ultimate liability to settle this litigation. No accrual has been recorded at January 31, 2005 related to the settlement of this litigation.


21.  SUBSEQUENT EVENTS

In May, 2005, the Company acquired approximately 3,000 acres and 18 wells in Laurel County, KY which are currently being reworked and tested to see what the field is capable of producing. The company is also continuing to lease acreage in the area, but has yet to produce anything for profit as of June 15, 2005.

22.  SFAS 69 SUPPLEMENTAL DISCLOSURES (UNAUDITED)

Net Capitalized Costs

The Company's aggregate capitalized costs related to natural gas and oil producing activities are summarized as follows:

                                                       January 31,   January 31,
                                                         2005          2004
                                                       -----------   -----------
Natural gas and oil properties and related
 lease equipment:
     Proved                                          $  4,500,724  $  3,673,141
     Unproved                                             173,018       234,093
                                                     ------------- -------------
                                                        4,673,742     3,907,234
Accumulated depreciation and depletion                   (656,975)     (376,305)
                                                     ------------- -------------
     Net capitalized costs                           $  4,016,767  $  3,530,929
                                                     ============= =============


Unproved properties not subject to amortization consisted mainly of leasehold acquired through acquisitions. The Company will continue to evaluate its unproved properties; however, the timing of the ultimate evaluation and disposition of the properties has not been determined.

Costs Incurred

Costs incurred in natural gas and oil property acquisition, exploration and development activities that have been capitalized are summarized as follows:

                                                       Years Ended May 31,
                                                       ------------------
                                                       2005          2004
                                                       ----          ----

Acquisition of properties proved and unproved       $      --    $3,000,000
Development costs                                     931,350       920,000
                                                  -----------    ----------
                                                    $ 931,350    $3,920,000
                                                  ===========    ==========


Results of Operations for Natural Gas and Oil Producing Activities

The Company's results of operations from natural gas and oil producing activities are presented below for the fiscal years ended January 31, 2005 and 2004. The following table includes revenues and expenses associated directly with the Company's natural gas and oil producing activities. It does not include any interest costs and general and administrative costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of the Company's natural gas and oil operations.

                                                      Years Ended January 31,
                                                      -----------------------
                                                       2005           2004
                                                       ----           ----

        Production revenues                        $  653,475     $   296,657
        Production costs                             (324,150)       (157,991)
        Depletion expense                            (278,342)       (303,522)
                                                   -----------      ----------
                                                       50,983        (164,856)
        Imputed income tax provision (1)              (20,393)             --
                                                   -----------      ----------
        Results of operation for natural gas/oil
            producing activity                     $   30,590       $(164,856)
                                                   ===========      ==========

(1) The imputed income tax provision is hypothetical (at the statutory rate) and determined without regard to the Company's deduction for general and administrative expenses, interest costs and other income tax credits and deductions, nor whether the hypothetical tax provision will be payable.

Natural Gas and Oil Reserve Quantities

The following schedule contains estimates of proved natural gas and oil reserves attributable to the Company. Proved reserves are estimated quantities of natural gas and oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in thousand cubic feet (mcf) of natural gas and barrels (bbl) of oil. Geological and engineering estimates of proved natural gas and oil reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates are accurate, due to their nature reserve estimates are generally less precise than other estimates presented in connection with financial statement disclosures.

                                          Gas - mcf         Oil - bbls
Proved reserves:
     Balance, January 31, 2003               597,773             3,761
          Purchase of reserves-in-place    3,940,802            65,265
          Improved recovery                       --             5,714
          Extensions and discoveries              --                --
          Revisions of previous estimates         --                --
          Production                         (55,446)             (950)
                                       -------------      ------------
     Balance, January 31, 2004             4,483,129            73,790
                                       -------------      ------------
          Purchase of reserves-in-place
          Extensions and discoveries
          Revisions of previous estimates (2,195,382)          (39,384)
          Production                        (106,276)           (4,008)
                                       --------------     -------------
     Balance, January 31, 2005             2,181,471            30,398
                                       ==============     =============

Proved developed reserves:
     Balance, January 31, 2004             2,241,709             3,761
     Balance, January 31, 2005             1,678,133            30,398

Standardized Measure of Discounted Future Net Cash Flows:

The following schedule presents the standardized measure of estimated discounted future net cash flows from the Company's proved reserves for the fiscal years ended January 31, 2005 and 2004. Estimated future cash flows are based on independent reserve data. Because the standardized measure of future net cash flows was prepared using the prevailing economic conditions existing at January 31, 2005 and 2004, it should be emphasized that such conditions continually change. Accordingly, such information should not serve as a basis in making any judgment on the potential value of the Company's recoverable reserves or in estimating future results of operations.
                                            Years Ended January 31,
                                            -----------------------
                                              2005           2004
                                              ----           ----

Future production revenues (1)            $13,685,443    $21,092,100
Future production costs                    (3,783,015)    (6,847,028)
Future development costs                     (524,597)    (1,337,000)
                                        -------------  -------------
Future cash flows before income taxes       9,377,831     12,908,072
Future income tax                          (2,213,632)    (3,844,494)
                                         ------------   ------------
Future net cash flows                       7,164,199      9,063,578
Effect of discounting future annual
    cash flows at 10%                      (2,826,564)    (5,165,517)
                                         ------------   ------------
Standardized measure of discounted
    net cash flows                       $  4,337,635   $  3,898,061
                                         ============   ============


(1) The weighted average natural gas and oil wellhead prices used in computing the Company's reserves were $5.95 per mcf and $35.25 per bbl at January 31, 2005 as compared to $4.80 per mcf and $27.00 per bbl at January 31, 2004.

The following schedule contains a comparison of the standardized measure of discounted future net cash flows to the net carrying value of proved natural gas and oil properties at January 31, 2005 and 2004:

                                                  Years Ended January 31,
                                                  -----------------------
                                                   2005           2004
                                                   ----           ----
Standardized measure of discounted future
     net cash flows                             $ 4,377,635  $ 3,898,061
Proved natural gas & oil property net of
     accumulated depletion                        3,843,749    3,296,836
                                                 ----------   ----------
Standardized measure of discounted future
 net cash flows in excess of net carrying
 value of proved natural gas & oil properties    $  533,886   $  601,225
                                                 ==========   ==========

                             ENERGAS RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                                October 31, 2005
                                   (Unaudited)

                                ASSETS

Current Assets
 Cash                                                           $    68,673
 Accounts receivable                                                355,143
 Prepaid expenses                                                    36,268
 Oil and gas properties held for resale                              97,438
                                                                ------------
 Total Current Assets                                               557,522

Property and Equipment
 Oil and gas properties, net of accumulated depletion
  and depreciation                                                4,652,355
 Kentucky gathering system, net of accumulated depreciation       1,099,852
 Other, net of accumulated depreciation                               6,478
                                                                ------------
                                                                  5,758,685

Other Assets                                                         22,786
                                                                ------------

Total Assets                                                    $ 6,338,993
                                                                ============

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
 Accounts payable and accrued expenses                          $   840,629
 Due to shareholders and related parties                            157,110
 Notes payable                                                       11,992
 Current portion of long-term debt                                  150,003
                                                                ------------
 Total Current Liabilities                                        1,159,734

Long-term Debt less current portion                                 187,584
Asset Retirement Obligation                                          95,023


Stockholders' Equity (Deficit)
 Common stock, $.001 par value 100,000,000 shares
 authorized 5,402,966 shares issued and outstanding
 at October 31, 2005                                                 55,403
 Additional paid in capital                                      16,674,114
 Retained earnings (deficit)                                    (11,832,865)
                                                                ------------
Total Stockholders' Equity                                        4,896,652
                                                                ------------
Total Liabilities and Stockholders' Equity                      $ 6,338,993
                                                                ============

See accompanying summary of accounting policies and notes to financial statements.

                             ENERGAS RESOURCES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                   Three months ended         Nine months ended
                                       October 31,               October 31,
                              --------------------------------------------------
                                   2005          2004        2005           2004
                              --------------------------------------------------

Revenue
 Oil and gas sales             $ 384,040      $ 137,070   $ 884,408   $ 432,527
 Pipeline revenue                  3,341          3,604      10,165      11,464
                              -----------     ----------  ----------  ----------
  Total Revenue                  387,381        140,674     894,573     443,991

Operating Expenses
 Lease operating expense         165,065        221,626     349,504     349,842
 General and administrative
  expense                        390,998        175,611     876,880     840,546
 Depreciation, depletion and
  amortization                    81,166         69,631     266,498     210,713
                              -----------     ----------  ----------  ----------
  Total Operating Expenses       637,229        466,868   1,492,882   1,401,101
                              -----------     ----------  ----------  ----------

Operating (Loss)                (249,848)      (326,194)   (598,309)   (957,110)

Other (Expenses) Income
 Other Income                        347              -         347           -
 Settlement expense                    -              -           -     (52,325)
 Interest expense                    (81)       (19,003)    (20,625)    (90,048)
                              -----------     ----------  ----------  ----------
Total Other Income
  (Expense)                          266        (19,003)    (20,278)   (142,373)
                              -----------     ----------  ----------  ----------

Net (Loss)                    $ (249,582)     $(345,197)  $(618,587)$(1,099,483)
                              ===========     ==========  ======================

Net (Loss) per Share, Basic
and Diluted                   $    (0.00)     $   (0.01)  $   (0.01) $    (0.03)
                              ===========     ==========  ======================

Weighted average of number
of shares outstanding         53,895,563     44,638,001   52,080,759  39,314,357
                              ===========     ==========  ======================



See accompanying summary of accounting policies and notes to financial statements.

                             ENERGAS RESOURCES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED JANUARY 31, 2005 AND
                   FOR THE NINE MONTHS ENDED OCTOBER 31, 2005
                                   (Unaudited)



                                                                  Additional                         Total
                                            Common Stock           Paid-In       Accumulated      Shareholders'
                                        Shares         Amount      Capital         Deficit      Equity (Deficit)
                                   -------------------------------------------------------------------------------



Balance, January 31, 2004           33,163,001     $   33,163    $  8,644,157   $(10,050,103)     $ (1,372,783)

Net loss                                     -              -               -     (1,164,175)       (1,164,175)
Private placement of stock           5,000,000          5,000       1,495,000              -         1,500,000
Conversion of notes payable
  to stock                           4,800,000          4,800       2,395,200              -         2,400,000
Stock issued in settlement of
 litigation                            350,000            350          69,650              -            70,000
Options issued in settlement of
 litigation                                  -              -          31,500              -            31,500
Stock issued for equity line
 of credit                             959,786             960        562,154              -           563,114
Stock issued for consulting
 services                            1,150,000           1,150        585,350              -           586,500
Warrants exercised for common stock  3,975,000           3,975      1,136,925              -         1,140,900
Stock bonus                            250,000             250         37,250              -            37,500
Employee stock plan                     12,848              13          7,987              -             8,000
                         -----------------------  ---------------  --------------  --------------  -----------

Balance, January 31, 2005           49,660,635         49,661      14,965,173    (11,214,278)      3,800,556

Net loss                                     -              -               -       (618,587)       (618,587)

Stock issued for equity
 line of credit                        629,912            630         224,503              -         225,133
Options exercised for common stock      40,000             40          12,760              -          12,800
Private placement of stock           1,914,286          1,914         498,086              -         500,000
Conversion of notes payable to stock 1,250,000          1,250         473,750              -         475,000
Conversion related party note
 payable to stock                    1,304,000          1,304         324,696              -         326,000
Stock issued for consulting services   100,000            100          39,900              -          40,000
Employee stock plan                    504,133            504         135,246              -         135,750
                         -----------------------  ---------------  --------------  --------------  -----------
Balance, October 31, 2005           55,402,966      $  55,403    $ 16,674,114  $ (11,832,865)    $ 4,896,652
                         =======================  ===============  ============== =============== ============



     See accompanying summary of accounting policies and notes to financial statements.

                             ENERGAS RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                           Nine months ended
                                                              October 31,
                                                      --------------------------
                                                          2005          2004
                                                      --------------------------

Cash Flows From Operating Activities
 Net (Loss)                                           $ (618,587) $ (1,099,483)
 Adjustments to reconcile net loss to net cash
 provided by
 operating activities
 Depreciation, depletion and amortization                266,498       210,713
 Stock issued for salaries                               135,750             -
 Stock issued for consulting                              40,000       586,500
 Stock issued for settlement                                   -        70,000
 Stock options issued for settlement                           -        31,500
 (Increase) Decrease in
   Accounts receivable                                  (141,931)       81,014
   Prepaid expense                                       (36,268)
 Increase (Decrease) in

   Accounts payable and accrued expenses                 456,274       197,440
   Advances from well participants                                    (373,915)
   Other assets                                           (5,700)            -
   Asset retirement obligation                             8,224             -
                                                      --------------------------
 Net Cash Flows From Operating Activities
                                                         104,260      (296,231)
Cash Flows From Investing Activities
 Proceeds from sale of oil and gas properties             28,535       117,440
 Investment in oil and gas properties                   (912,280)     (601,400)
 Purchase of property and equipment                     (578,209)      (12,563)
                                                      --------------------------
 Net Cash Used by Investing Activities                (1,461,954)     (496,523)

Cash Flows from Financing Activities
 Advances from (Repayments of) related party and
  stockholders                                           173,468      (680,716)
 Sale of common stock                                    737,933     1,650,000
 Payments on Notes Payable                               (10,647)     (212,090)
 Loan proceeds                                           337,587             -
                                                      --------------------------
 Net Cash Provided by Financing Activities             1,238,341       757,194

(Decrease) Increase in Cash                             (119,353)      (35,560)
Cash at Beginning of Year                                188,026        77,309
                                                      --------------------------
Cash at End of Period                                  $  68,673     $  41,749
                                                      ==========================

Supplemental Information:
 Interest Paid in Cash                                 $       -     $  90,048

 Non-Cash Transactions:
 Long-term debt converted into 2,554,000 and
 4,800,000 shares of common stock                      $ 801,000   $ 2,400,000
 Advances from shareholder settled for
   350,000 common stock                                $       -   $    70,000
   250,000 stock options                               $       -   $    31,500
   40,000 options for common stock                     $  31,500             -
 Stock issued for consulting fees                      $  40,000   $   586,500
 Stock issued for salaries                             $ 135,750             -
 Asset Retirement Obligation                           $   8,224             -


See  accompanying   summary  of  accounting  policies  and  notes  to  financial statements.

                             ENERGAS RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   NINE MONTHS ENDED OCTOBER 31, 2005 AND 2004

1.  NATURE OF OPERATIONS

Energas Resources, Inc. was originally incorporated in 1989 in British Columbia, Canada as a public company listed on the Canadian Venture Exchange. In 2001, the Company registered as a Delaware corporation becoming a United States domestic corporation. In 2002, its registration statement filed with the Securities and Exchange Commission became effective and its stock is traded in the Over the Counter (OTC) market.

The Company is primarily engaged in the operation, development, production, exploration and acquisition of petroleum and natural gas properties in the United States through its wholly-owned subsidiaries, A.T. Gas Gathering Systems, Inc. ("AT GAS"), and TGC, Inc. ("TGC"). In addition, the Company owns and operates natural gas gathering systems, located in Oklahoma and Kentucky, which serves wells operated by the Company for delivery to a mainline transmission system. The majority of the Company's operations are maintained and occur through AT GAS and TGC. AT GAS is a company incorporated in the State of Oklahoma, U.S.A. and TGC is a company incorporated in the state of Kentucky, U.S.A.


2.  GOING CONCERN

The Company is in the process of acquiring and developing petroleum and natural gas properties with adequate production and reserves to operate profitability. As of October 31, 2005, it had a working capital deficiency of $(602,212) and incurred a loss of $(618,587) for the nine months then ended and losses for the fiscal years ended January 31, 2005 and 2004 of $(1,164,175) and $(1,449,913)
respectively. The Company's ability to continue as a going concern is dependent upon obtaining financing and achieving profitable levels of operations. The Company is currently seeking additional funds and additional mineral interests through private placements of equity and debt instruments. There can be no assurance that its efforts will be successful.

The consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in the normal course of business at amounts different from those reflected in these consolidated financial statements.

3.  SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AT Gas and TGC. All significant inter-company items have been eliminated in consolidation.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition - Oil and natural gas revenue is recognized at the time title is transferred to the customer. Pipeline revenue is earned as a gathering fee at the time the gas is delivered to the customer.

Petroleum and natural gas properties - The Company employs the full cost method of accounting for petroleum and natural gas properties whereby all costs relating to exploration and development of reserves are capitalized. Such costs include land acquisition costs, geological and geophysical costs, costs of drilling both productive and non-productive wells, and related overhead.

Capitalized costs, excluding costs relating to unproven properties, are depleted using the unit-of-production method based on estimated proven reserves, as prepared by an independent engineer. For the purposes of the depletion calculation, proven reserves are converted to a common unit of measure on the basis of their approximate relative energy content. Investments in unproved properties are not amortized until the proved reserves associated with the projects can be determined or until impairment occurs. If an assessment of such properties indicates that properties are impaired, the amount of impairment is added to the capitalized cost base to be amortized.

Under the full cost method, the net book value of natural gas and oil properties, less related deferred income taxes, may not exceed a calculated "ceiling". The ceiling is the estimated after-tax future net revenue from proved natural gas and oil properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The net book value is compared to the ceiling on an annual basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense.

Proceeds on disposal of properties are normally applied as a reduction of the capitalized costs without recognition of a gain or loss, unless such amounts would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case gain or loss would be recognized. Abandonment of properties are accounted for as adjustments of capitalized costs with no loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center.

Long-lived assets - The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using estimated undiscounted net cash flows to be generated by the asset.

Equipment - Equipment is recorded at cost and depreciated on the Straight-line basis over the following periods:

                  Computer equipment         5-7 years
                  Truck                        7 years
                  Office equipment           5-7 years
                  Computer software            5 years
                  Gathering systems           30 years


Asset Retirement Obligations - In accordance with the provisions of SFAS 143 "Accounting for Asset Retirement Obligations" the Company records the fair value of its liability for asset retirement obligations in the period in which it is incurred and a corresponding increase in the carrying amount of the related long live assets. Over time, the liability is accreted to its present value at the end of each reporting period, and the capitalized cost is depreciated over the useful life of the related assets. Upon settlement of the liability, the Company will either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company's asset retirement obligations relate to the plugging and abandonment of its natural gas properties.

Accounts Receivable - Management periodically assesses the collectibility of the Company's accounts receivable. Accounts determined to be uncollectible are charged to operations when that determination is made.

Earnings per share - The Company follows SFAS No. 128; Earnings per Share, for computing and presenting earnings per share, which requires, among other things, dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities, options or warrants were exercised or converted into common shares or resulted in the issuance of common shares that then share in the earnings of the entity. For the quarters ended October 31, 2005 and 2004, no options or warrants were considered common stock equivalents as their effect would be anti-dilutive.

Stock-based compensation - In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has not yet adopted the provisions of SFAS No. 123 Revised "Share-Based Payment."

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Income taxes - Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future timing differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

Reclassifications - Certain prior period amounts have been reclassified to conform to current period presentation.

New Accounting Pronouncements - In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The financial statements are unaffected by implementation of this new standard.

In December 2004, the FASB issued a revision of SFAS No. 123, Share-Based Payment. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees. The statement is effective for the quarter beginning January 1, 2006. The Company does not expect this statement to have a material effect on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets-amendment of APB Opinion No. 29. Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchanged transactions that do not have a commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of non-monetary assets occurring after June 15, 2005. The Company does not expect this statement to have a material effect on the Company's financial position or results of operations.

4.  ACQUISITIONS AND RELATED DEBT

In August 2003 the Company acquired 31 producing wells with a gathering system, compressor stations, plus developed and undeveloped acreage. All of the acquired properties are located in the Appalachian Basin of eastern Kentucky. The properties were acquired from three private corporations for $3,000,000 in convertible notes. The notes bear interest at 8.5% per year and are due in August 2023. All or any part of the unpaid principal or interest may be converted into shares of the Company's common stock on the basis of one share of common stock for every dollar of note principal or interest converted. As an inducement to convert, the terms of the agreements were subsequently modified to allow for conversion of unpaid principal and accrued interest into the Company's common stock on the basis of one share of common stock for every $.50 of note principal or interest converted. In March, 2004, two of the three note holders exercised their option to convert under these new terms resulting in $2,400,000 of principal converted into 4,800,000 shares of the Company's common stock.

On August 25, 2005 the Company issued 1,250,000 shares of its common stock valued at $475,000 to McCrome International, Inc. the third note holder, plus cash of $21,695. This was full payment of a Promissory Note held by McCrome International in the principal amount of $479,218, plus interest of $17,477.


5.  SETTLEMENT OF LITIGATION

On April 2, 2004, the Company settled two lawsuits with a shareholder and his related companies for a total of $500,000 in cash, 350,000 shares of the Company's common stock and 250,000 options with an exercise price of $0.32 with an expiration date of June 15, 2005. This settlement paid in full a note in the amount of $280,000, advances from a shareholder in the amount of $261,975 and accrued interest payable in the amount of $87,901, resulting in a loss of $31,624 on this settlement as detailed below:

               Consideration given:
               Cash                         $ 500,000
               Oil Lease                       60,000
               Stock                           70,000
               Options                         31,500
                                        -------------
                    Total consideration       661,500
               Liabilities retired:     -------------
               Notes Payable                  280,000
               Due Shareholder                261,975
               Accrued Interest                87,901
                                        -------------
                                              629,876
                                        -------------
               Settlement Expense             $31,624
                                        =============

6.  EMPLOYEE LOAN

As of October 31, 2005, the Company had a non-interest bearing loan to an employee totaling $22,786.

8.      PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, at cost, less accumulated depreciation, depletion, amortization and impairment as of October 31:

Capitalized Costs Relating to Oil and
Gas
    Producing Activities at October 31,     2005         2004
                                        --------------------------

Oil and gas properties                    $ 6,512,857  $4,202,544
Unproved oil and gas properties               144,483     234,093
                                        --------------------------
    Total oil and gas property and          6,657,340   4,436,637
equipment

Other property and equipment                   74,721      55,889
                                        --------------------------

Less accumulated depreciation,
depletion, amortization and impairment       (973,376)   (587,138)
                                        --------------------------

Total Property and Equipment              $ 5,758,685  $3,905,388
                                        ==========================

Oil and gas properties are accounted for using the full cost method. Depletion and depreciation was $266,498 and $210,713 for the nine months ended October 31, 2005 and 2004, respectively.

8.  SALE OF OIL AND GAS PROPERTIES

In October 2005 the Company sold its 50% interest in 1,019.12 acres in the Brushy Creek prospect in Converse County, Wyoming for $28,535.

During the fiscal year ended January 31, 2005, the Company sold an 80% working interest for bore hole assignments only in 20 wells (no acreages) in the Pulaski County field in Kentucky for $100,000.

In 2003 the Company sold a 12% Working Interest in 5,945.86 acres and 2 producing oil wells in the Rusty Creek prospect in Niobrara County, Wyoming for $168,000.

During February through May 2004, the Company sold 83.25% Working Interest in 1,350 acres in Harper County, Kansas for $37,440.

The proceeds from these sales were treated as a reduction in the carrying amount of oil and gas properties in accordance with the requirements of the full cost method of accounting for oil and gas properties.

9.    EQUITY LINE OF CREDIT

On September 20, 2004, the Company entered into an equity line of credit agreement with Dutchess Private Equities Fund II, L.P. The purpose of the equity line of credit is to provide a possible source of funding for the Company's oil and gas exploration activities or for working capital.

Under the equity line of credit agreement, Dutchess Private Equities has agreed to provide the Company with up to $10,000,000 of funding prior to October 14, 2007. During this period, the Company may request a drawdown under the equity line of credit by selling shares of its common stock to Dutchess Private Equities, and Dutchess Private Equities will be obligated to purchase the shares. The minimum and maximum amounts the Company can draw down at any one time are determined using a formula contained in the equity line of credit agreement. The Company is under no obligation to request any drawdown under the equity line of credit. As of October 31, 2005, the company has drawn a sum of $788,247, which was repaid by the issuance of 1,589,698 shares of the Company's common stock.

10.     RELATED PARTY

The Company sells gas from its Atoka County properties to Energas Corporation, a private operating company owned by George Shaw, the Company's president. During the nine months ended October 31, 2005, these sales were approximately $136,500. Energas Corporation deducts a marketing fee of $0.10 per MCF from the price paid by the end purchaser. The total marketing fee for the nine months ended October 31, 2005 was approximately $1,887.

On August 12, 2005 George G. Shaw, the Company's President, converted $326,000 which he had loaned to the Company into 1,304,000 restricted shares of the Company's common stock.

11.  INCOME TAXES

As of January 31, 2005, the Company has approximately $7,647,000 of net operating losses expiring through 2025 that may be used to offset future taxable income but are subject to various limitations imposed by rules and regulations of the Internal Revenue Service. The net operating losses are limited each year to offset future taxable income, if any, due to the change of ownership in the Company's outstanding shares of common stock. In addition, at October 31, 2005, the Company had an unused Canadian net operating loss carry-forward of approximately $395,000 USD, expiring through 2008. These net operating loss carry-forwards may result in future income tax benefits of approximately $3,159,000; however, because realization is uncertain at this time, a valuation reserve in the same amount has been established. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of October 31, 2005 and 2004 are as follows:

                                                    2005           2004
                                                    ----           ----

   Deferred tax liabilities
      Timing difference in full cost pool        $(309,000)     $ (112,000)

   Deferred tax assets
      Net operating losses                       3,159,000       2,703,000

   Valuation allowance for deferred tax assets  (2,850,000)     (2,591,000)
                                                -----------     -----------
                                                $       --      $       --
                                                ===========     ===========


The valuation allowance decreased $22,000 and $78,000 for the nine months ending October 31, 2005 and 2004, respectively.

The ability of the Company to utilize NOL carryforwards to reduce future federal taxable income and federal income tax of the Company is subject to various limitations under the Internal Revenue Code of 1986, as amended. The utilization of such carryforwards may be limited upon the occurrence of certain ownership changes, including the issuance or exercise of rights to acquire stock, the purchase or sale of stock by 5% stockholders, as defined in the Treasury regulations, and the offering of stock by the Company during any three-year period resulting in an aggregate change of more than 50% in the beneficial ownership of the Company.

12.   NOTES PAYABLE

The Company has the following notes payable as of October 31,

                                                          2005           2004
                                                          ----           ----

Note payable to a bank, secured by oil and gas
Properties, interest at Prime Rate plus 1 and 1/4 %,
(6.75% at October 31, 2005), monthly interest payments
starting November 5, 2005 and monthly principal
payments of $16,667 starting on February 5, 2006       $ 337,587       $    -

Note payable to a private corporation, secured by
oil and gas properties, interest at 8.5%, convertible
to common stock at a rate of one share for each
dollar owed, due in 240 monthly installments
including principal and interest in the amount
of $4,339 beginning September 1, 2003                          -      497,176
                                                      ------------- ------------

                                                         337,587      497,176
    Less: Current Portion                               (150,003)     (10,985)
                                                      ------------- ------------

                                                      $  187,584    $ 486,191
                                                      ============= ============

Maturities of long-term debt for the next five years ending January 31, are as follows:

                  2006              $ 150,003
                  2007                187,584
                  2008                      -
                  2009                      -
                  2010                      -
                  Thereafter                -
                                   ----------
                                    $ 337,587
                                   ==========

On August 25, 2005 the Company issued 1,250,000 shares of its common stock valued at $475,000 plus cash of $21,695. This was full payment of a Promissory Note held by McCrome International in the principal amount of $479,218, plus interest of $17,477.


13.             EARNINGS PER SHARE

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations. The following securities were not included in the calculation of diluted earnings per share because their effect was anti-dilutive:

The following reconciles the components of the EPS computation:

                                                        2005              2004
                                                        ----              ----
Basic (loss) per share computation Numerator:
  Net loss                                          $ (618,587)    $ (1,099,483)

Denominator:
  Weighted average common shares outstanding        52,080,759       39,314,357
Basic (loss) per share                               $   (0.01)      $    (0.03)

Diluted (loss) per share Numerator:
  Net loss                                          $ (618,587)    $ (1,099,483)

Denominator:
  Weighted average common shares outstanding        52,080,759       39,314,357
Diluted (loss) per share                             $   (0.01)      $    (0.03)

14.   ASSET RETIREMENT OBLIGAITON

As described in Note 1, effective June 1, 2003, the Company adopted SFAS 143, Accounting for Asset Retirement Obligations. Upon adoption of SFAS 143, the Company recorded an asset retirement obligation liability of $20,770 and an increase to net properties and equipment of $20,770.

The following table provides a roll forward of the asset retirement obligations for the nine months ended October 31, 2005:

                                           Nine Months Ended
                                           October 31, 2005
                                           ------------------

  Asset retirement obligation beginning
        balance                                 $  86,799
    Liabilities incurred                            3,026
    Liabilities settled                                --
    Accretion expense                               5,198
                                                ---------
  Asset retirement obligation ending balance    $  95,023
                                                =========


15.   STOCK OFFERING

Beginning January 12, 2004, the Company offered for sale, in a private offering, 500 units at a price of $3,000 per unit. Each unit consists of 10,000 shares of the Company's common stock and 10,000 warrants to purchase shares of the Company's common stock at $0.50 per share. The Company completed the offering in May 2004, resulting in total proceeds to the Company of $1,500,000.

Beginning April 25, 2005, the Company offered for sale in a private offering , 1,200,000 shares of the Company's restricted common stock at $0.25 per share. As of July 2005 the Company has received stock subscriptions for 1,072,000 shares with proceeds totaling $268,000. The Company completed the offering August 11, 2005, resulting in total proceeds to the Company of $300,000.

On September 27, 2005, the Company completed a private offering of 714,286 shares of the Company's common stock and 714,286 warrants to purchase the Company's common stock at $0.50 per share. The completed offering resulting in total proceeds to the Company of $200,000.


16. OPTIONS AND WARRANTS

The Company has issued stock options and stock warrants as follows:

                     Outstanding    Granted   Exercised  Outstanding
           Exercise  January 31,      or         or      October 31,  Expiration
            Price      2005       (Cancelled)  Expired      2005         Date
           --------  -----------  ----------- ---------  -----------  ----------

Options:   $   0.32    170,000          --     170,000          --    06/15/05

Warrants:  $   0.32    100,000          --     100,000          --    06/30/05
           $   0.50  3,895,000          --          --   3,895,000    01/31/06
           $   0.50         --     714,286          --     714,286    10/01/07

17.  OPERATING LEASES

The Company currently has three leases that are under contract. The Company leases a compressor for the Kentucky gathering system at $1,975 per month through December 2005 and then becomes month to month thereafter. In addition, the Company has two office equipment leases through April 2010. All leases are warranted with full maintenance.

Additionally, the minimum annual rental commitments as of January 31, 2005 under noncancellable leases as follows: 2006 - $24,000; 2007 - $3,392; 2008 - $3,392;
2009 - $878; and 2010 - $0.

18.   MAJOR PURCHASERS

The Company's natural gas and oil production is sold under contracts with various purchasers. Natural gas sales to one purchaser approximated 56% of total natural gas and oil revenues for the fiscal year ended January 31, 2005.

See Note 10 regarding sales to Related Parties.

19.   FINANCIAL INSTRUMENTS

The carrying amount of cash, receivables, deposits, accounts payable, and accrued expenses approximates fair value due to the short maturity of those instruments. The carrying amounts for convertible debentures and notes payable approximate fair value because the interest rates have remained generally unchanged since the issuance of the convertible debentures and due to the variable nature of the interest rates of the notes payable.

20.  CONTINGENCIES

In March 2005, Double G Energy, Inc. filed a lawsuit in the state of Texas against the Company and its subsidiaries, AT Gas Gathering and TGC, Inc., seeking payment of unspecified amounts regarding claims of damages caused regarding the sale of an 80% Working Interest for Bore Hole assignments as described in Note 8. The Company denied all claims and filed as of April 2005, to have the suit dismissed, and demanded and filed for arbitration as per the agreement that exists between the Company's subsidiaries, AT Gas Gathering and TGC, Inc., and Double G.

Subsequent to the Company's motion to dismiss, Double G filed a lawsuit of the same nature in the state of Kentucky in May 2005. However, in July 2005, the Texas court issued an "Order of Administrative Closure" in regards to the Texas lawsuit, ordered the parties to arbitration in Oklahoma per the Company's request, and "determined that there appears to be no further reason at this time to maintain this case as open." In August 2005, the Kentucky court issued an "Order Staying And Compelling Arbitration" in regards to the Kentucky lawsuit. It concurred with the Company's position "that a binding arbitration provision exists and therefore grants a stay of these proceedings and directs that the parties submit to proceedings before the American Arbitration Association in Oklahoma." The Company was unable to estimate the amount, if any, of the Company's ultimate liability to settle this litigation. No accrual has been recorded at October 31, 2005 related to the settlement of this litigation. In April, 2005, AT Gas Gathering, Inc. filed a demand for arbitration with the American Arbitration Association in Oklahoma, per the agreement, against Double G Energy, Inc. for Breach of Contract. The arbitration hearings are scheduled to begin February 20, 2006 in Oklahoma City, OK.


21.  STOCK-BASED COMPENSATION

The Company has a stock compensation program under which some employees receive a portion of their compensation in fully vested, marketable shares of the Company's common stock. The number of shares issued is determined by the daily average market price of the stock on a monthly basis. Compensation expense recognized under this program for the nine months ended October 31, 2005 was $135,750, and 504,133 shares of stock were issued under the program.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by Energas. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Energas since the date of this prospectus.


                                TABLE OF CONTENTS

                                                                    Page

Prospectus Summary  .......................................
Risk Factors ..............................................
Comparative Share Data ....................................
Market for Common Stock ...................................
Management's Discussion and Analysis and Plan of Operation
Business ..................................................
Management ................................................
Principal Shareholders ....................................
Selling Shareholders ......................................
Description of Securities .................................
Experts ...................................................
Indemnification ...........................................
Additional Information ....................................
Glossary ..................................................
Financial Statements ......................................





                                  Common stock

                             ENERGAS RESOURCES, INC.


                                   PROSPECTUS

                                     PART II

                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

     The Delaware General Corporation Law and Energas' Certificate of Incorporation and Bylaws provide that Energas may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table shows the costs and expenses payable by Energas in connection with the issuance and distribution of the securities being registered. No expenses will be paid by the selling shareholders. All of the amounts shown are estimates, except for the SEC Filing Fee.

         SEC Filing Fee                                      $      747
         Blue Sky Fees and Expenses                               1,000
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   2,753
                                                             ----------
                  TOTAL                                        $ 35,000
                                                             ==========


Item 26. Recent Sales of Unregistered Securities.


      A. On June 30, 2003 Energas issued 1,000,000 shares of its common stock to Kiowa Oil Company for investor relations services.

      B. On September 29, 2003 Energas issued 1,000,000 shares of its common stock to Pompano Holding, Inc. in payment of $100,000 owed by Energas to Pompano Holdings.

      C. On February 2, 2004 Energas issued 350,000 shares of its common stock to Mankato Investments LLC. The shares were issued in connection with the settlement of litigation between Energas, James Attarian, and Mankato Investments.

      D. In August 2003, Energas acquired oil and gas properties from three private corporations for $3,000,000 in convertible notes. At the holder's option the notes were convertible into shares of Energas' common stock equal in number to the amount determined by dividing each $1.00 of note principal or accrued interest to be converted by one. In order to induce the noteholders to convert their notes into common stock, and thereby eliminate the debt owed to the noteholders, Energas provided the noteholders with an option to convert their notes at a conversion price of $0.50. In March 2004 Energas paid $100,000 on one of the notes and holders of notes in the principal amount of $2,400,000 converted their notes into 4,800,000 shares of Energas' common stock. The remaining note bore interest at 8.5% per year and was due in August 2023. On August 25, 2005 Energas issued 1,250,000 shares of its common stock in full payment of the remaining note which a principal balance on that date of $479,218.

      E. In September 2003 Energas agreed to sell 2,000,000 shares of its common stock to Terry Tyson, a principal shareholder of Energas, for $0.15 a share. For each share purchased Energas agreed to issue one warrant to Mr. Tyson. For each warrant exercised, agrees to issue a second warrant to Mr. Tyson. Each warrant entitles Mr. Tyson to purchase one share of Energas' common stock at a price of $0.20 per share at any time on or before December 31, 2004 and at a price of $0.30 per share at any time after December 31, 2004. All warrants will expire on September 30, 2005. As of August 31, 2004 Mr. Tyson had purchased 2,000,000 shares from Energas, had exercised 2,000,000 warrants and accordingly received warrants to purchase an additional 2,000,000 shares of Energas' common stock.

      F. During the six months ended June 30, 2004, Energas sold 5,000,000 shares of common stock and 5,000,000 warrants to private investors for $1,500,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on the earlier of January 31, 2006 or three weeks following written notification by Energas that its common stock closed at or above $0.85 per share for five consecutive trading days. As of January 4, 2006, 2,190,000 warrants had been exercised.

      G. In August 2005 Energas sold 1,200,000 shares of its common stock to four private investors for $300,000.

      H. In August 2005 George G. Shaw, Energas' President, converted $326,000 which he had loaned to Energas into 1,304,000 shares of Energas' common stock.

      I. In September 2005 Energas sold 714,286 share of common stock and 714,286 warrants to one private investor for $200,000. Each warrant entitles the holder to purchase one share of Energas' common stock at a price of $0.50 per share. The warrants expire on September 30, 2007. As of December 31, 2005 none of the warrants had been exercised.

      J. In December 2005 Energas sold 578,000 shares of its common stock to five private investors for $306,340.

      The sale of the common stock, convertible notes and warrants referenced in Notes A through E and Notes G through J were exempt transactions under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering. The shareholders acquired these securities for investment purposes only and without a view to distribution. At the time the shareholders acquired these securities, all were fully informed and advised about matters concerning Energas, including its business, financial affairs and other matters. The shareholders acquired the securities for their own account. The certificates evidencing the securities purchased by the shareholders bear a legend stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares purchased by the shareholders are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission. Although no underwriters were involved and no commission were paid in connection with the sale of these securities.

      Energas relied on Rule 506 of the Securities and Exchange Commission in connection with the sale of the shares referred to in Note F. Each purchaser was furnished information concerning Energas' operations and each had the opportunity to verify the information supplied. Additionally, Energas obtained a signed representation from each investor in connection with the offer of the common stock and warrants of his, her or its intent to acquire the common stock and warrants for investment only and not with a view toward any subsequent distribution. The certificates evidencing the common stock and warrants were stamped with a legend restricting transfer of the securities and Energas issued stop transfer instructions to its transfer agent. Energas paid sales commissions of $5,400 to an unrelated third party in connection with the sale of the shares referenced in Note I.

Item 27. Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit No. Description of Exhibit                                Page Number
----------  ----------------------                                -----------

3.1         Certificate of Incorporation                                  *

3.2         Bylaws                                                        *

3.3         Certificate of Domestication in Delaware                      *

4.1         Form of Certificate of Common Stock                           *

4.6         Escrow Amendment Agreement among Registrant,
            Pacific Corporate Trust Company, Energas
            Corporation and Energas Pipeline Company                      *

4.7         Escrow Agreement, dated September 20, 1991,
            among Registrant, Pacific Corporate Trust
            Company, Energas Corporation and Energas Pipeline Company     *

4.8         Registration Rights Agreement, dated July 18, 2001
            between Registrant and Clare, LLC                             *

4.9         Escrow Amendment Agreement, dated April 13, 1994,
            among Registrant,  Pacific Corporate Trust Company,
            Energas  Corporation  and Energas  Pipeline Company           *

5           Opinion of Counsel                                          ***

10.7.1      Gas Purchase Agreement, dated March 1, 1991 between
            Registrant and Energas Pipeline Company.                      *

10.7.2      Gas Purchase Agreement, dated March 1, 1991 between
            Registrant and Energas Pipeline Company.                      *

10.8        Gas Gathering Agreement, dated July 1, 1992 between
            Energas Pipeline Company,  Inc. and A.T. Gas Gathering
            Systems, Inc.                                                 *

10.9 Gas Purchase Agreement, dated February 13, 1997, between Panenergy Field Services, Inc. and Energas Pipeline Company. *

10.10       Gas Purchase Agreement, dated October 1, 1999, between
            Registrant and Ozark Gas Gathering, L.L.C.                    *

16.         Letter regarding change in certifying public accountant.    **

21.         Subsidiaries                                                 *

23.1        Consent of Attorneys                                       ***

23.2        Consent of Accountants

* Incorporated by referenced to the same exhibit filed with Energas' initial registration statement on Form 10-SB.

** Incorporated by reference to the same exhibit filed with Energas' report on Form 8-K dated April 8, 2004.

*** Previously filed.

Item 28. Undertakings

    (a) The small business issuer will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to.

            (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:
            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
            (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
            (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
            (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) That, for the purpose of determining liability under the Securities Act to any purchaser:

      (1) If the small business issuer is relying on Rule 430B:

            (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
            (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
(x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (2) If the small business issuer is subject to Rule 430C, include the following:

      Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on the 30th day of January 2006.

                             ENERGAS RESOURCES, INC.


                                   By:  /s/ George G. Shaw
                                        -------------------------------------
                                        George G.  Shaw, President, Chief
                                        Executive Officer, Principal Financial
                                        Officer and Principal Accounting Officer

      Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date


 /s/ George G. Shaw
------------------------
George G. Shaw                      Director            January 30, 2006


 /s/ G. Scott Shaw
------------------------
G. Scott Shaw                       Director            January 30, 2006

                             ENERGAS RESOURCES, INC.

                                    FORM SB-2

                          POST-EFFECIVE AMENDMENT NO. 1

                                    EXHIBITS